EXHIBIT 10.37

AGREEMENT OF LIMITED PARTNERSHIP

OKLA ENERGY PARTNERS LP

Dated as of May 20, 2008

Section 12.6.	Applicable Law.	58
Section 12.7.	Successors and Assigns.	58
Section 12.8.	Exhibits.	58
Section 12.9.	Survival of Representations and Warranties.	58
Section 12.10.	No Third Party Benefit.	58
Section 12.11.	Public Announcements.	58
Section 12.12.	Counterparts.	58
Section 12.13.	Confidentiality.	59

AGREEMENT OF LIMITED PARTNERSHIP

OKLA ENERGY PARTNERS LP

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made and entered into this 20th day of May, 2008, by and between Catena Oil & Gas LLC, a Texas limited liability company (herein sometimes called the “General Partner”), and EFS O&G, LLC, a Delaware limited liability company (herein sometimes called the “Limited Partner”). In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

FORMATION OF PARTNERSHIP

Section 1.1. Formation. Subject to the provisions of this Agreement, the parties hereto do hereby form a limited partnership (the “Partnership”) pursuant to the provisions of the Texas Limited Partnership Law, as provided in §1.008 of the Texas Business Organizations Code (such provisions, as amended from time to time, or any successor statute or statutes thereto, being called the “TLPL”).

Section 1.2. Name. The name of the Partnership shall be OKLA Energy Partners LP. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless the law of some jurisdiction in which the Partnership does business requires that the business of the Partnership be conducted under another name. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names as the General Partner shall determine to be necessary so long as it does not affect adversely the limited liability of the Limited Partner hereunder or jeopardize in any manner the title to or ownership of any Partnership Oil and Gas Properties or other assets. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

Section 1.3. Business. Subject to the other provisions of this Agreement, the business of the Partnership shall be: (a) to acquire the Properties; (b) to acquire additional Leases; (c) to hold, maintain, renew, explore, drill, develop and operate the Oil and Gas Properties and such additional Leases; (d) to produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons and minerals from the Oil and Gas Properties and such additional Leases; (e) to farm-out, sell, abandon and otherwise dispose of the Properties, additional Leases and other Partnership assets; (f) to enter into swaps, options, future contracts, notional principal contracts, and other transactions to hedge or to otherwise minimize the risk associated with the fluctuation of prices to be received by the Partnership from the sale of oil, gas and related hydrocarbons and minerals from the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof; and (g) to take all such other actions incidental to any of the foregoing as the General Partner may determine to be necessary or appropriate. Except as approved in advance by the Limited Partner, the Partnership shall not (i) acquire (A) any carbon-dioxide removal, sulfur removal or other equipment for the processing or treatment of gas or other hydrocarbons, whether on or off the Oil and Gas Properties or additional Leases acquired pursuant to the terms hereof (other than equipment acquired as part of and at the same time as the acquisition of the Oil and Gas Properties or an additional Lease or otherwise in accordance with this Agreement), (B) any refining facilities, or (C) any transportation facilities except pipelines and gathering systems connecting the Oil and Gas Properties or additional Leases acquired pursuant to the terms of this Agreement with other gathering systems or transmission pipelines or (ii) engage in the contract drilling business or any other business except as expressly permitted herein.

Section 1.4. Places of Business, Registered Agent and Addresses.

(a) The principal United States office and place of business of the Partnership and its street address shall be 110 Cypress Station Drive, Suite 220, Houston, Texas 77090. The General Partner, at any time and from time to time, may change the location of the Partnership’s principal United States office and place of business as the General Partner shall determine to be necessary or appropriate, provided notice thereof is concurrently given to the Limited Partner.

(b) The registered office of the Partnership in Texas shall be 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and the registered agent for service of process on the Partnership shall be the General Partner, an entity whose business address is the same as the Partnership’s registered office. The General Partner, at any time and from time to time, may change the Partnership’s registered office or registered agent or both by complying with the applicable provisions of the TLPL and giving concurrent notice thereof to the Limited Partner and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.

Section 1.5. Term. The Partnership shall be formed and commence upon the completion of filing for record of an initial certificate of formation of the Partnership with the Secretary of State of the State of Texas and shall continue in existence until May 20, 2028, unless sooner terminated in accordance with Article X.

Section 1.6. Filings. Upon the request of the General Partner, the Limited Partner shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the General Partner to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of the Partnership as a limited partnership under the laws of the State of Texas and for the qualification or reformation and operation of the Partnership as a limited partnership in all other jurisdictions where the Partnership shall propose to conduct business. Prior to the conducting of any business in any jurisdiction, the General Partner shall: (a) to the full extent necessary to establish limited liability for the Limited Partner under the laws of such jurisdiction and otherwise to comply with the laws of such jurisdiction, cause the Partnership to comply with all requirements for the registration, qualification or reformation of the Partnership to conduct business as a limited partnership in such jurisdiction and (b) at the request of the Limited Partner, obtain an opinion of reputable counsel in such jurisdiction satisfactory in all respects to the Limited Partner as to such registration, qualification or reformation and as to the limited liability of the Limited Partner under the laws of such jurisdiction. Thereafter, the General Partner shall cause the Partnership to continue to comply with all such requirements and all other requirements necessary to maintain the limited liability of the Limited Partner in each jurisdiction where the Partnership does business and, upon request of the Limited Partner, the General Partner shall furnish to the

Limited Partner an opinion or opinions of legal counsel for the Partnership as to compliance with such requirements and such limited liability.

ARTICLE II

CERTAIN DEFINITIONS AND REFERENCES

Section 2.1. Certain Defined Terms.

(a) When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 2.1:

“Acquisition Cost” means, (i) with respect to the purchase by the Partnership from the General Partner or its Affiliates of any Lease other than the Oil and Gas Property, the costs as described in clause (ii) immediately below incurred by the General Partner and/or its Affiliates in acquiring such Lease and (ii) with respect to the acquisition by the Partnership of any Lease other than those purchased pursuant to clause (i) immediately above, the sum of (A) the price paid or contractually agreed to be paid for such Lease to the lessor, assignor or grantor of such Lease, including lease bonuses, advance rentals and other acquisition costs and (B) title examination costs, broker’s commissions, attorneys’ fees, due diligence fees, filing fees, recording costs, and transfer and sales taxes, if any, and other similar costs incurred with respect to such Lease in connection with its acquisition, but excluding any actual, allocated or imputed interest expense.

“Adjusted Capital Account” means the capital account maintained for each Partner as of the end of each fiscal year (i) increased by (A) the amount of any unpaid Capital Contributions unconditionally agreed to be contributed by such Partner under Article III, if any, (B) an amount equal to such Partner’s allocable share of the Partnership’s Minimum Gain, as computed on the last day of such fiscal year in accordance with applicable Treasury Regulations, and (C) the amount of Partnership liabilities allocable to such Partner under Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such liabilities do not constitute Partner Nonrecourse Debt, and (ii) reduced by (A) the amount of all depletion deductions reasonably expected to be allocated to such Partner in subsequent years and charged to such Partner’s capital account, (B) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Internal Revenue Code and Treasury Regulation §1.751-1(b)(2)(ii), and (C) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner’s capital account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

“Adjusted Purchase Price” means 79.25% of the “Adjusted Purchase Price”, as such term is defined in the Purchase Agreement.

“Affiliate” means (i) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the General Partner, (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the General Partner, (iii) any person directly or indirectly controlling, controlled by or under common control with the General Partner, (iv) any officer, director, member, manager or partner of the General Partner or any person described in clause (i), (ii), or (iii) of this paragraph, or (v) any person related by blood, adoption or marriage to any person referred to in clause (iii) or clause (iv) of this paragraph. As used in this Agreement, the term “person” shall include an individual, an estate, a corporation, a partnership, a limited liability company, an association or other entity, a joint stock company and a trust.

“Agreed Rate” means a rate per annum which is equal to the lesser of (i) a rate which is one percent (1%) above the prime rate of interest of JPMorgan Chase Bank, New York, New York, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder) or (ii) the maximum rate from time to time permitted by applicable law.

“Agreement” means this Agreement of Limited Partnership, as hereafter changed, modified or amended in accordance with the terms hereof.

“Area of Mutual Interest” means the areas covered by each Lease owned by the Partnership, plus (i) all areas within a one mile radius outside of and surrounding the boundary lines of each such Lease, or (ii) the lands contained within the spacing units relating to each such Lease, as established by the Oklahoma Corporation Commission, whichever is greater.

“Assignment Agreement” means the letter agreement between the Partnership and the General Partner dated of even date herewith.

“Capital Contributions” means, for any Partner at the particular time in question, the aggregate of the dollar amounts of any cash or the fair market value of any properties (as agreed upon by the Partners) contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash or fair market value of properties agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

“Capital Costs” means (i) all geological and geophysical costs (“Geological and Geophysical Costs”) incurred by the Partnership to the extent any of such costs are incurred in connection with Partnership wells drilled or proposed to be drilled on the Oil and Gas Properties or any additional Lease acquired pursuant to the terms hereof; (ii) all costs (“Well Costs”) incurred by the Partnership in locating, drilling, completing, equipping, deepening or sidetracking a well located on the Oil and Gas Properties or any additional Lease acquired pursuant to the terms hereof, including (A) the costs of surveying and staking such well, the costs of any surface damages and the costs of clearing, coring, testing, logging and evaluating such well, (B) the costs of casing, cement and cement services for such well, (C) the cost of plugging and abandoning such well (including standard and customary remediation activities associated therewith) if it is determined that such well would not produce in commercial quantities and should be abandoned, and (D) all direct charges and overhead chargeable to the Partnership with respect to such well under any applicable operating agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (iii) all costs (“Well Plugging Costs”) incurred by the Partnership in recompleting or plugging back any Partnership well; (iv) all costs (“Excessive Reworking Costs”) incurred by the Partnership in reworking any Partnership well when the Partnership’s reasonably anticipated share of such costs is greater than $25,000; (v) all costs

(“Producer or Injector Well Costs”) incurred by the Partnership in locating, drilling, completing, equipping, deepening or sidetracking any enhanced recovery producer or injector well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines) or otherwise conducting Enhanced Recovery Operations; and (vi) all costs (“Facilities Construction Costs”) incurred by the Partnership in constructing production facilities, pipelines and other facilities necessary to develop the Oil and Gas Properties and additional Leases acquired pursuant to the terms hereof and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons and minerals therefrom; but such term shall not include any Lease Operating and Production Costs, Acquisition Costs or Catastrophe Costs.

“Catastrophe Costs” means all costs, expenses and damages incurred by the Partnership as a result of the failure of the General Partner to cause the Partnership to obtain or carry the types or amounts of insurance coverage agreed upon from time to time by the Partners in accordance with Section 6.8, but such term shall not include (i) the deductible amounts under any insurance coverage arranged by or on behalf of the Partnership or with respect to its property or operations to the extent such deductible amounts have been approved or agreed to by the Limited Partner in accordance with Section 6.8 and (ii) any costs, expenses and damages incurred by the Partnership that are in excess of or excluded from the agreed upon insurance coverage maintained in accordance with the terms hereof, including costs, expenses, and damages incurred by the Partnership as a result of a bona fide dispute with the Partnership’s insurer with respect to the insurance coverage provided.

“CGA Report” means that certain final engineering report with respect to the Oil and Gas Properties as of March 1, 2008, prepared by Cawley, Gillespie & Associates, Inc.

“Change in Control” means that point in time at which (a) a person or persons, other than Parent or GeoResources, Inc., acquires a Majority of Voting Securities of the General Partner, or (b) a Key Person ceases to serve as an executive officer of Parent or GeoResources, Inc. and (with respect to clause (b)), within 60 days after such event, Parent or GeoResources, Inc. has not appointed a person acceptable to the Limited Partner to replace such Key Person.

“Cumulative Payout” means, with respect to each month, X minus Y, where:

“X” = the sum of (i) such month’s Monthly Payout plus (ii) all previous months’ Monthly Payouts plus (iii) any distribution received by the Limited Partner under Section 4.4(b) or Section 10.3(e) times the Payout Discount Factor for the month in which such distribution is so received; and

“Y” = the sum of (i) the Capital Contribution made by the Limited Partner pursuant to the terms hereof during such month times the Payout Discount Factor for such month plus (ii) each Capital Contribution previously made by the Limited Partner pursuant to the terms hereof times the Payout Discount Factor for the month in which such Capital Contribution was made.

“Delivery Date” means the date on which this Agreement has been fully and unconditionally executed and delivered by each of the parties hereto.

“Enhanced Recovery Operations” means any operations or project intended to increase the recovery of oil and/or gas from a pool by artificial means or by the application of energy extrinsic to the pool, which artificial means or application shall include pressuring, cycling, pressure maintenance, injection to the pool of a substance or form of energy, or other operations or projects that would be commonly considered secondary or tertiary operations or projects, but such term shall not include the injection in a well of a substance or form of energy for the sole purpose of (a) aiding in the lifting of fluids in the well or (b) stimulation of the pool at or near the well by mechanical, chemical, thermal or explosive means.

“Environmental Laws” means all applicable federal, state and local laws, rules and regulations, orders, judgments, decrees and other legal requirements relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. §7401 et seq.); the Clean Air Act, as amended (42 U.S.C. §740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. §300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

“Escrow Funds” means 79.25% of the “Escrow Funds,” as such term is defined in the Purchase Agreement.

“General Partner” means Catena Oil & Gas LLC, a Texas limited liability company, in its capacity as general partner of the Partnership and any person who becomes a substituted general partner of the Partnership pursuant to the terms hereof.

“GP Monthly Cash Distribution” means, with respect to any month:

(a) the Production Sales Proceeds received during such month from the sale of hydrocarbons (other than in connection with a Hedging Transaction) multiplied by the GP Sharing Percentage for such month; less

(b) Lease Operating and Production Costs paid during such month multiplied by the GP Sharing Percentage for such month; less

(c) the amounts which the General Partner reasonably determines should be added to the Partnership’s cash reserves multiplied by the GP Sharing Percentage (it being agreed that the Partnership’s cash reserves, including all additions thereto, shall not exceed the remainder of the total Partnership costs and expenses the General Partner reasonably anticipates will be incurred within a 60-day period commencing as of the date of the determination of the GP Monthly Cash Distribution, minus the total Production Sales Proceeds the General Partner reasonably anticipates will be received by the Partnership during such period); plus

(d) any cash reserves which the General Partner reasonably believes are no longer necessary to retain multiplied by the GP Sharing Percentage for such month; plus

(e) the net proceeds derived from the sale by the Partnership of properties, fixtures and equipment (exclusive of net proceeds distributable under Section 4.4(b)) multiplied by the GP Sharing Percentage for such month; plus

(f) any other funds received by the Partnership during such month (including insurance proceeds, to the extent not expended by the Partnership) multiplied by the GP Sharing Percentage for such month; less

(g) payments made during such month on principal and interest on permitted Partnership indebtedness multiplied by the GP Sharing Percentage for such month; less

(h) the GP Management Fee; less

(i) other direct, third party out-of-pocket costs paid by the Partnership for such month (e.g., costs of obtaining audits of the Partnership’s books and records, fees and expenses attributable to the preparation of the Partnership’s tax returns) multiplied by the GP Sharing Percentage for such month.

To the extent a cost or revenue appears in two subsections of this definition, the GP Monthly Cash Distribution will be adjusted to remove any such duplications.

“GP Sharing Percentage” means, when used with respect to any month, 100% minus the LP Sharing Percentage in effect during such month.

“Hedge Costs” means the costs of arranging, modifying or terminating a Hedging Transaction, or which otherwise arise in respect or as a result of a Hedging Transaction.

“Hedging Transaction” means any commodity hedging transaction pertaining to oil, gas and related hydrocarbons and minerals, whether in the form of a swap agreement, option to acquire or dispose of a futures contract, whether on an organized commodities exchange or otherwise, or similar type of financial transaction classified as “notional principal contracts” pursuant to Treasury Regulation Section 1.446-3. Any Hedging Transaction shall be identified in the books and records of the Partnership as a “hedging transaction” in the manner and at the times prescribed by Treasury Regulation §1.1221-2(f).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“Key Person” means each of Frank A. Lodzinski, Francis M. Mury, Robert J. Anderson, and any person appointed pursuant to the provisions of Section 9.4(a) or Section 10.1(i).

“Lease” means a lease, mineral interest, royalty or overriding royalty, fee right, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or operation thereof. A “Lease” also means and includes all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement.

“Lease Operating and Production Costs” means all costs incurred by the Partnership in connection with the maintenance and improvement of the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof (except drilling and similar obligations) and the production and marketing of oil, gas and related hydrocarbons from completed wells (including wells which have been involved in Enhanced Recovery Operations) in which the Partnership has an interest pursuant to this Agreement, including costs incurred for all delay rentals, shut-in royalties and similar payments, royalties on lost or flared gas or gas used for which payment is required, labor, fuel, repairs, transportation, supplies, utility charges, ad valorem, severance, excise and similar taxes, the cost of reworking any well (except to the extent provided in the definition of Capital Costs), the costs of plugging and abandoning any well (except to the extent provided in the definition of Capital Costs) and compensation to well operators, consultants and others and insurance in connection with the foregoing; but such term shall not include any Capital Costs, Catastrophe Costs, or Acquisition Costs.

“Limited Partner” means EFS O&G, LLC, a Delaware limited liability company, and any person who becomes a substituted limited partner of the Partnership pursuant to the terms hereof.

“LP Monthly Cash Distribution” means, with respect to any month:

(a) the revenues received during such month and attributable to any Hedging Transaction; plus

(b) the Production Sales Proceeds received during such month from the sale of hydrocarbons (other than in connection with a Hedging Transaction) multiplied by the LP Sharing Percentage for such month; less

(c) Lease Operating and Production Costs paid during such month multiplied by the LP Sharing Percentage for such month; less

(d) Hedge Costs paid during such month; less

(e) the amounts which the General Partner reasonably determines should be added to the Partnership’s cash reserves multiplied by the LP Sharing Percentage (it being agreed that the Partnership’s cash reserves, including all additions thereto, shall not exceed the remainder of the total Partnership costs and expenses the General Partner reasonably anticipates will be incurred within a 60-day period commencing as of the date of the determination of the LP Monthly Cash Distribution, minus the total Production Sales Proceeds the General Partner reasonably anticipates will be received by the Partnership during such period); plus

(f) any cash reserves which the General Partner reasonably believes are no longer necessary to retain multiplied by the LP Sharing Percentage for such month; plus

(g) the net proceeds derived from the sale by the Partnership of properties, fixtures and equipment (exclusive of net proceeds distributable under Section 4.4(b)) multiplied by the LP Sharing Percentage for such month; plus

(h) any other funds received by the Partnership during such month (including insurance proceeds, to the extent not expended by the Partnership) multiplied by the LP Sharing Percentage for such month; less

(i) payments made during such month on principal and interest on permitted Partnership indebtedness multiplied by the LP Sharing Percentage for such month; less

(j) the LP Management Fee; less

(k) other direct, third party out-of-pocket costs paid by the Partnership for such month (e.g., costs of obtaining audits of the Partnership’s books and records, fees and expenses attributable to the preparation of the Partnership’s tax returns) multiplied by the LP Sharing Percentage for such month.

To the extent a cost or revenue appears in two subsections of this definition, the LP Monthly Cash Distribution will be adjusted to remove any such duplications.

“LP Sharing Percentage” means, (i) when used with respect to each month during the Phase I Period, 98%, and (ii) when used with respect to each month during the Phase II Period, 64.34%.

“Majority of Voting Securities” means, when used with respect to an entity, stock or other equity interests which have general voting power under ordinary circumstances to elect a majority of the board of directors (if the entity is a corporation) or to otherwise control the management and policies of such entity (if the entity is not a corporation).

“Minimum Gain” means (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties which are subject to Partnership Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Treasury Regulations and (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such liability in full satisfaction of such liability, computed in accordance with applicable Treasury Regulations.

“Monthly Payout” means, with respect to any month, an amount equal to the LP Monthly Cash Distribution received by the Limited Partner during such month times the Payout Discount Factor.

“Oil and Gas Properties” means that portion of the “Oil and Gas Properties,” as such term is defined in the Purchase Agreement, that the Partnership is acquiring pursuant to the Assignment Agreement.

“Parent” means Southern Bay Energy, LLC, a Texas limited liability company.

“Partner Nonrecourse Debt” means any nonrecourse debt of the Partnership (or portions thereof) for which any Partner bears the economic risk of loss.

“Partner Nonrecourse Deductions” means the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Partners” means the General Partner and the Limited Partner.

“Partnership Nonrecourse Liabilities” means any nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

“Payout Discount Factor” means, as of any given month, the value for such month as set forth in Exhibit 2.1—Payout Discount Factor Table.

“Performance Deposit” means 79.25% of the “Earnest Money,” as such term is defined in the Purchase Agreement.

“Phase I Period” means the period from the Delivery Date until the end of the first calendar month in which Cumulative Payout is greater than or equal to zero; provided, that in the event Cumulative Payout is greater than or equal to zero as a result of a sale of property or other similar transaction occurring at a point in time during any calendar month, the Phase I Period shall be deemed to have expired as of such point in time and with respect to all amounts in excess of the amount required to cause the Cumulative Payout to be greater than or equal to zero.

“Phase II Period” means the period commencing immediately upon the expiration of the Phase I Period and ending upon the termination and liquidation of the Partnership.

“Production Sales Proceeds” means revenues received from the sale of production from the Partnership Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof, net of (i) any royalties, overriding royalty interests and other similar interests burdening such Oil and Gas Properties and Leases and (ii) production taxes and ad valorem taxes attributable to such Oil and Gas Properties and Leases.

“Properties” means 82% of the “Properties,” as such term is defined in the Purchase Agreement.

“Purchase Agreement Closing Date” means the “Closing Date,” as such term is defined in the Purchase Agreement.

“Treasury Regulations” means regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

(b) In addition to the defined terms set forth in Section 2.1(a), the following terms used in this Agreement are defined in the sections of this Agreement, as referenced below:

Defined Term	Reference
Accounting Procedure	Section 5.6(b)
Additional Lease Acquisition Costs	Section 3.3(a)
Contributing Partner	Section 3.6(d)
Defaulting Partner	Section 3.6(d)
Depletable Property	Section 4.3(b)
EH&S Program	Section 5.9.
Event of Default	Section 3.6(b).
Excessive Reworking Costs	Section 2.1—Definition of Capital Costs
Facilities Construction Costs	Section 2.1—Definition of Capital Costs
Funded Cost Overruns	Section 3.3(a)
Geological and Geophysical Costs	Section 2.1—Definition of Capital Costs
GP Management Fee	Section 6.6(b)
GP Net Monthly Operating Income	Section 6.6(b)
Indemnified Parties and Indemnified Party	Section 6.4
LP Management Fee	Section 6.6(b)
LP Net Monthly Operating Income	Section 6.6(b)
Offered Interest	Section 9.6
Organization and Third Party Acquisition Costs	Section 6.7
Partnership	Section 1.1
Positive Partner	Section 4.3(i)
Producer or Injector Well Costs	Section 2.1—Definition of Capital Costs
Purchase Agreement	Section 5.2
Simulated Basis, Simulated Gain, Simulated Depletion, and Simulated Loss	Section 8.1(b)
Statement	Section 8.2
TGPL	Section 6.3(b)
TLPL	Section 1.1
Transfer Notice	Section 9.6
Well Costs	Section 2.1—Definition of Capital Costs
Well Plugging Costs	Section 2.1—Definition of Capital Costs

Section 2.2. References and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(g) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(h) All references herein to $ or dollars means to United States dollars.

(i) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

ARTICLE III

CAPITALIZATION

Section 3.1. Capital Contributions of General Partner.

(a) Contemporaneously with the execution of the Purchase Agreement and subject to the Assignment Agreement, the General Partner shall make a Capital Contribution to the Partnership in an aggregate amount equal to $47,972.87, which Capital Contribution shall be used exclusively by the Partnership for the payment of the General Partner’s allocated share (in accordance with Section 4.1) of the Performance Deposit.

(b) Contemporaneously with the Capital Contribution of the Limited Partner provided for in Section 3.2(b), the General Partner shall make a Capital Contribution to the Partnership in an aggregate amount not to exceed the quotient obtained by multiplying (i) 0.02 times (ii) (A) the amount of the Adjusted Purchase Price minus (B) the Escrow Funds, which Capital Contribution shall be used exclusively by the Partnership for the payment of the General Partner’s allocated share (in accordance with Section 4.1) of the Adjusted Purchase Price less the Escrow Funds.

(c) In addition to the Capital Contribution described in subsections (a) and (b) above, the General Partner shall contribute in cash to the Partnership such amounts as shall be necessary to pay timely the costs and expenses allocated and charged to the General Partner in Section 3.3 and Section 4.1. Such Capital Contributions shall be paid to the Partnership by the General Partner from time to time in the appropriate amounts concurrently with each payment to the Partnership by the Limited Partner of its Capital Contributions or, with respect to costs allocated solely to the General Partner, when necessary for the Partnership to pay timely such costs.

Section 3.2. Capital Contributions of Limited Partner.

(a) Contemporaneously with the execution of the Purchase Agreement and subject to the Assignment Agreement, the Limited Partner shall make a Capital Contribution to the Partnership in an aggregate amount equal to $2,350,670.75, which Capital Contribution shall be used exclusively by the Partnership for the payment of the Limited Partner’s allocated share (in accordance with Section 4.1) of the Performance Deposit.

(b) Subject to the provisions of this Section 3.2 and Section 3.5(b) and except as otherwise provided herein, the Limited Partner shall make a Capital Contribution to the Partnership in an aggregate amount not to exceed the quotient obtained by multiplying (i) 0.98 times (ii) (A) the amount of the Adjusted Purchase Price minus (B) the Escrow Funds, which Capital Contribution shall be used exclusively by the Partnership for the payment of the Limited Partner’s allocated share (in accordance with Section 4.1) of the Adjusted Purchase Price less the Escrow Funds.

(c) Subject to the provisions of this Section 3.2 and Section 3.5(c) and except as otherwise provided herein, the Limited Partner shall make a Capital Contribution to the Partnership in an aggregate amount not to exceed $343,000, which Capital Contributions shall be used exclusively by the Partnership for the payment of the Limited Partner’s allocated share (in accordance with Section 4.1) of Organization and Third Party Acquisition Costs.

(d) Subject to the provisions of this Section 3.2 and Section 3.5(d) and except as otherwise provided herein, the Limited Partner shall make Capital Contributions to the Partnership in an aggregate amount equal to Hedge Costs, which Capital Contributions shall be used exclusively by the Partnership for such purpose.

(e) Notwithstanding anything to the contrary herein, the obligation of the Limited Partner to make the Capital Contributions referenced in subsections (b), (c), and (d), above shall be expressly conditioned upon the following:

(i) the Limited Partner shall have determined in its sole discretion that (A) the Partnership should not exercise its right to terminate the Purchase Agreement in accordance with the terms thereof, and (B) all conditions precedent to the obligation of the Partnership to consummate the transactions contemplated under the Purchase Agreement have been satisfied;

(ii) without limiting paragraph (vi) below, the General Partner shall have performed its obligations under Section 5.7;

(iii) the Limited Partner shall have received:

(A) an opinion of a law firm reasonably acceptable to the Limited Partner, dated the Purchase Agreement Closing Date and in form, scope and content acceptable to the Limited Partner and covering the matters described in Exhibit 3.2(e)(iii) and such other matters as the Limited Partner shall reasonably request;

(B) an officer’s certificate of the General Partner dated the Purchase Agreement Closing Date with respect to (1) the attached certificate of formation of the General Partner, and all amendments thereto, (2) the attached company agreement of the General Partner, and all amendments thereto, (3) the attached resolutions of the managers of the General Partner authorizing the execution, delivery and performance of all documents to be executed by the General Partner in connection with the formation of the Partnership, the execution and delivery of the Purchase Agreement, the Assignment Agreement, and related documents and the consummation of the transactions contemplated hereunder and thereunder, (4) the attached certificate of formation of Parent, and all amendments thereto, (5) the attached limited liability company agreement of Parent, and all amendments thereto, and (6) the incumbency and specimen signature(s) of the persons signing the documents to be executed by the General Partner in connection with the formation of the Partnership, the execution and delivery of the Purchase Agreement, the Assignment Agreement, and the consummation of the transactions contemplated hereunder and thereunder;

(C) a tax opinion of Thompson & Knight LLP, or such other law firm as is reasonably acceptable to the Limited Partner, dated the Purchase Agreement Closing Date and in form, scope and content acceptable to the Limited Partner;

(D) a partnership formation opinion of Thompson & Knight LLP, or such other law firm as is reasonably acceptable to the Limited Partner, dated the Purchase Agreement Closing Date and in form, scope and content acceptable to the Limited Partner;

(E) a certificate of existence confirming the existence of the Partnership under the laws of the State of Texas;

(F) certificates of existence and good standing confirming the existence and good standing of the General Partner and Parent under the laws of the State of Texas; and

(G) such other certificates, documents, and other instruments in respect to the General Partner and its owners as shall be reasonably requested by the Limited Partner;

(iv) the Partnership and the General Partner shall have qualified to do business in the states in which the Properties are located and provided evidence of same satisfactory to the Limited Partner;

(v) all the representations and warranties of the General Partner contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Purchase Agreement Closing Date in the same language) shall be true and correct in all material respects on and as of the Purchase Agreement Closing Date (and the Limited Partner shall have received a certificate acceptable to it from the General Partner dated the Purchase Agreement Closing Date to that effect);

(vi) the General Partner shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Purchase Agreement Closing Date (and the Limited Partner shall have received a certificate acceptable to it from the General Partner dated the Purchase Agreement Closing Date to that effect);

(vii) no preliminary or permanent injunction or other order, decree, or ruling issued by any governmental entity, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated under this Agreement, the Purchase Agreement, or the Assignment Agreement;

(viii) all consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including governmental entities) required to be obtained or made by or on the part of the parties hereto or to the Purchase Agreement or otherwise necessary for the consummation of the transactions contemplated hereunder or under the Purchase Agreement and the Assignment Agreement, shall have been obtained or made and shall be in full force and effect on and as of the Purchase Agreement Closing Date (excluding consents of third parties to assignments of the Properties as provided for in the Purchase Agreement); and

(ix) the Limited Partner shall have received a Phase I environmental report with respect to the Oil and Gas Properties satisfactory to it in form, scope and content.

(f) Notwithstanding anything to the contrary herein, the Capital Contributions referenced in subsections (a), (b), (c), and (d) above shall be the maximum contribution to the Partnership that the Limited Partner shall be required to make (unless the Limited Partner otherwise elects as provided in Section 3.3) and shall be subject to reduction as provided in Section 3.4.

Section 3.3. Request for Additional Capital Contributions of Limited Partner.

(a) Subject to this Section 3.3 and the other terms and provisions hereof, the General Partner may request additional Capital Contributions from the Limited Partner to be used exclusively for the payment of each of its allocated share (pursuant to Section 4.1) of (i) Geophysical and Geological Costs, (ii) Well Costs, (iii) Well Plugging Costs, (iv) Excessive Reworking Costs, (v) Producer or Injector Well Costs, (vi) Facilities Construction Costs, (vii) Acquisition Costs under the circumstances described in Section 5.3 (“Additional Lease Acquisition Costs”), and (viii) cost overruns associated with any project or operation with respect to which the Limited Partner has previously agreed to make Capital Contributions hereunder (“Funded Cost Overruns”). Each of the categories of expenditures described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii) of this Section 3.3(a) may include such contingent amounts as the General Partner in good faith shall determine to be appropriate under the circumstances.

(b) Requests for additional Capital Contributions pursuant to this Section 3.3 shall be made by the General Partner and agreed to by the Limited Partner separately with respect to each operation or acquisition included in any given category of expenditures as specified in subsection (a) above. Requests pursuant to this Section 3.3 shall not be made more often than quarterly each year unless approved by the Limited Partner (i) except for requests for Additional Lease Acquisition Costs or Funded Cost Overruns, (ii) except in the event the request is attributable to a proposal from an unrelated third party, or (iii) unless an emergency or some other urgent need for funds exists outside of the reasonable control of the General Partner. Payments of any additional Capital Contributions agreed to be made by the Limited Partner pursuant to this Section 3.3 shall be requested by the General Partner and made by the Limited Partner in the manner provided for in Section 3.5(f).

(c) Notice of any request for additional Capital Contributions made by the General Partner shall be made on the online reporting system selected by the Limited Partner. With respect to Geophysical and Geological Costs, Well Costs, Well Plugging Costs, Excessive Reworking Costs, Producer or Injector Well Costs, or Facilities Construction Costs, each request shall cover all of the Capital Costs intended to be incurred during the next three months (and with respect to any Partnership well or Enhanced Recovery Operation or facility, the costs estimated to be incurred in connection with such well or operation or facility). With respect to Additional Lease Acquisition Costs, each request shall contain the information specified in Section 5.3. With respect to Funded Cost Overruns, each request shall cover the reasonably anticipated overruns associated with the subject operation or project. Each such request shall set forth, in addition to any information requested by such online reporting system, (i) the date by which the Limited Partner must elect in writing to make the requested additional Capital Contributions, which date shall not be less than 30 days from the date the General Partner mails or sends such request, unless a shorter period is provided to the General Partner under any applicable “authority for expenditure” submitted by an operator other than the General Partner or an Affiliate, in which event such shorter period shall also be applicable to the election period of the Limited Partner (provided that in no event shall such shorter period be less than 15 days), (ii) the purpose or purposes for which the proceeds of the requested additional Capital Contributions are to be used, (iii) a copy of the applicable “authority for expenditure” submitted in connection with the well or operation, (iv) to the extent practicable, a summary of the pertinent geological data relating to each well or operation with respect to which the proceeds that are requested are to be expended and financial projections with respect to the expenditure of such additional Capital Contributions and the revenue projected to be received therefrom, (v) with respect to any well or operation with respect to which the proceeds requested are to be expended, a statement as to whether or not the General Partner recommends the Partnership participate therein, and (vi) a summary of the action that the General Partner anticipates it will take under Section 3.3(d) and any applicable operating agreement if the Limited Partner does not elect to make such requested additional Capital Contributions. In connection with any request pertaining to an Enhanced Recovery Operation, the General Partner shall endeavor to confine such request to the extent possible in accordance with generally accepted industry standards to those matters or items which should be conducted in conjunction with each other. Thereafter, the General Partner shall promptly furnish to the Limited Partner such additional information concerning the use and application of the requested additional Capital Contributions as the Limited Partner shall reasonably request. In the event the Limited Partner does not elect to pay all of the categories of requested additional Capital Contributions (or operations or acquisitions within a given category), it may elect to pay all of the Capital Contributions requested to be used for any of the remaining categories of costs designated in the General Partner's request as provided above (or, as to a given category, the costs associated with any other operation or acquisition within such category). The General Partner shall not use any Capital Contributions received from the Limited Partner pursuant to this Section 3.3 and designated for payment of one category of costs to pay any other category of costs, except to the extent multiple categories of costs are included in the same approved additional Capital Contribution request, in which case the total amount reflected in such request may be used to pay any of the category of costs included in that request.

(d) If the Limited Partner declines to make any additional Capital Contributions requested by the General Partner or fails to give timely notice to the General Partner pursuant to a request for additional Capital Contributions made pursuant to Section 3.3(a), the General Partner may elect to take any action specified in paragraphs (1) through (7) below with respect to each Lease, Partnership well, operation or project to which the request pertains, if appropriate:

(1) With respect to the acquisition of Leases pursuant to Section 5.3, the General Partner or its Affiliates may purchase or retain for its or their own account the Leases not acquired by the Partnership.

(2) The General Partner may cause the Partnership (to the extent it can do so under any applicable operating agreement) to abandon the operation or project, in which event all costs (if any) thereafter incurred in abandoning the operation or project shall be borne by the Partnership.

(3) The General Partner may cause the Partnership to sell, farm-out or otherwise dispose of the well or Lease (or the applicable part thereof) to which such operation or project pertains to any person; provided, however, that no such sale, farm-out or other disposition may be made to the General Partner or any Affiliate thereof without the prior written consent of the Limited Partner.

(4) In the event a well or Lease to which such proposed operation or project pertains is subject to an operating agreement, the General Partner may cause the Partnership to elect not to participate in a proposed operation and to assume the status of a “non-consenting party” under such operating agreement; provided, however, that neither the General Partner nor any of its Affiliates shall be permitted to pay or shall pay the Partnership’s non-consenting share of costs or expenses or any part thereof with respect to such operation or project under such operating agreement.

(5) The General Partner may (provided that it has recommended under Section 3.3(c) that the Partnership participate in such proposed operation or project) pay the requested additional Capital Contributions the Limited Partner declined to pay, and the amount so paid by the General Partner with respect to such operation or project shall be credited to a separate account, which separate account shall be charged and credited as follows:

(x) Subject to subparagraph (y) of this Section 3.3(d)(5), all of the Limited Partner’s share of costs and expenses with respect to such operation or project shall be charged to such separate account, and such separate account shall be credited with the Limited Partner’s share of revenues from such operation or project (after deducting all production, severance, excise and similar taxes relating thereto). Until the total amount credited to such separate account equals the amount specified in subparagraph (y) of this Section 3.3(d)(5) with respect to such operation or project, the General Partner shall be allocated all of the costs and expenses charged to such separate account, and the Limited Partner shall be deemed to have relinquished to the General Partner, and the General Partner shall have allocated to it and be entitled to receive, all of the revenues credited to such separate account.

(y) If, as and when the total amount of revenues received by and credited and allocated to the General Partner under subparagraph (x) of this Section 3.3(d)(5) shall equal the sum of the following to the extent they are appropriate:

a. 300% of the amount charged to such separate account for Capital Costs; and

b. 100% of the amount charged to such separate account for Lease Operating and Production Costs;

no further amounts shall be charged or credited to such separate account, and the Limited Partner’s share of all revenues and costs and expenses thereafter arising or accruing with respect to such operation or project shall be allocated, charged and credited to the Limited Partner.

(6) With respect to a request pertaining to Facilities Construction Costs, the General Partner shall take such action as shall be mutually agreed upon by the Partners.

(7) The General Partner may take such other actions as may be mutually agreed upon by the Partners.

Section 3.4. Reduced Capital Contributions of a Partner. In the event the Partnership or the General Partner properly retains a portion of a Partner’s share of Partnership revenues in accordance with Section 4.4 for the purpose of paying any Acquisition Costs, Capital Costs, Hedge Costs, or Organization and Third Party Acquisition Costs allocated to such Partner hereunder, the amount so retained and not distributed shall reduce pro tanto the amount of Capital Contributions such Partner is required to thereafter make for the purpose of paying such costs.

Section 3.5. Payments of Capital Contributions.

(a) The General Partner shall pay the Capital Contributions referenced in Section 3.1(a) and the Limited Partner shall pay the Capital Contributions referenced in Section 3.2(a) so that the Partnership can comply with its obligations to pay the Performance Deposit in accordance with the terms of the Purchase Agreement and the Assignment Agreement.

(b) The General Partner shall pay the Capital Contributions referenced in Section 3.1(b) and the Limited Partner shall pay the Capital Contributions referenced in Section 3.2(b) on the Purchase Agreement Closing Date.

(c) The Limited Partner shall pay the Capital Contributions referenced in Section 3.2(c) within five business days of the Limited Partner’s receipt of a request from the General Partner for such purpose.

(d) The Limited Partner shall pay the Capital Contributions referenced in Section 3.2(d) promptly after receipt of a request from the General Partner for such purpose.

(e) Except as otherwise provided in subsections (a), (b), (c), and (d) above, the Limited Partner shall pay its Capital Contributions monthly upon request by the General Partner in such amounts as are required to pay its share of all costs and expenses properly allocated to it hereunder. The General Partner may request on a monthly basis additional payments of the Capital Contributions agreed to be made by the Limited Partner for the Limited Partner’s share of (i) all costs and expenses estimated to have been and/or to be incurred by the Partnership during that calendar month except those for which advances have previously been made or for which payment will be made from another source and (ii) those costs and expenses estimated to be incurred by the Partnership during the next succeeding calendar month. Each monthly request for payment shall be adjusted to the extent the Limited Partners’ cumulative share of actual Partnership disbursements for the preceding calendar month’s costs and expenses is either greater or less than the amounts previously contributed by the Limited Partner for such purpose. Any request for payment by the Limited Partner of Capital Contributions shall be in writing and shall set forth (1) the type, nature or items of Partnership costs or expenses for which such payment will be used by the Partnership, including a division of the costs and expenses as contemplated in clauses (i) and (ii) of this Section 3.5(e) and the adjustment referred to in this Section 3.5(e), (2) the net amount of the Capital Contributions to be paid by the Limited Partner, and (3) the date by which payment of such Capital Contributions shall be received, which shall not be less than five business days from the date the notice is received by the Limited Partner.

(f) Payments by the Limited Partner of its Capital Contributions shall be made by wire transfer of immediately available funds to the Partnership’s account as designated by the General Partner by notice to the Limited Partner pursuant to Section 12.1.

(g) Any additional Capital Contributions agreed to be made by the Limited Partner pursuant to Section 3.3 may be requested only during the period commencing on the date they were originally requested by the General Partner under Section 3.3 and ending three months thereafter with respect to Capital Contributions to be used to pay Acquisition Costs and six months thereafter with respect to Capital Contributions to be used to pay Capital Costs and shall only be requested for and expended on the respective purposes for which they were agreed to be made.

Section 3.6. Non-Payment of Capital Contributions.

(a) Except as otherwise provided in the following sentence, the Partnership shall have the right to pursue the remedies described in this Section 3.6 and any remedy existing at law or in equity for the collection of the unpaid amount of the Capital Contributions agreed to be made in Section 3.1 and Section 3.2 or hereafter agreed to be made in accordance with Section 3.3, including the prosecution of a suit against a defaulting Partner. In the event of a default by the Limited Partner of its obligation to make Capital Contributions with respect to Hedge Costs, the provisions of subsection (d) below and any guaranty of General Electric Capital Corporation under Section 5.7 shall be the exclusive remedies of the Partnership and the General Partner.

(b) In the event that the Limited Partner fails or refuses to make when due its share of Capital Contributions, the General Partner shall be entitled (but shall not be obligated) to make such Capital Contributions to the Partnership which the Limited Partner is obligated to make and the amount so advanced shall be treated as a loan from the General Partner to the Limited Partner and shall bear interest from the date of such advance at a rate equal to the Agreed Rate. The General Partner shall notify the Limited Partner of any such advance and request payment by the Limited Partner of the amount so advanced, together with interest thereon from the date of the advance. If the Limited Partner fails or refuses to pay to the General Partner the amount so advanced, together with interest thereon from the date of the advance, and if such failure or refusal persists for a period of 30 days following notice from the General Partner to the Limited Partner, it shall be deemed an “Event of Default”) hereunder.

(c) Upon the occurrence of an Event of Default, the Partnership may retain any revenues otherwise distributable to the Limited Partner pursuant to this Agreement in an amount equal to the amount the Limited Partner failed or refused to contribute as required pursuant to the terms of this Agreement, together with interest on such past-due amounts at a rate equal to the Agreed Rate. Any amount so withheld shall be deemed, for all purposes of this Agreement, to have been distributed to the Limited Partner and, other than that portion of such amounts representing interest, be deemed to have been recontributed by the Limited Partner to the capital of the Partnership for the purposes for which contributions were initially requested. To the extent that the General Partner has advanced funds to the Partnership as a result of the default of the Limited Partner, the General Partner shall be entitled to be reimbursed and paid the amount of such advance plus interest at the Agreed Rate from the amounts so withheld from the Limited Partner. If any dispute as to whether an Event of Default existed is resolved in favor of the Limited Partner, then the General Partner shall pay to the Partnership for distribution to the Limited Partner an amount equal to any amounts wrongly paid by the Limited Partner to the Partnership which should have instead been paid to the Partnership by the General Partner, or any amounts distributed by the Partnership to the General Partner instead of the Limited Partner, in connection with such Event of Default together with interest thereon at a rate equal to the Agreed Rate, and all costs and expenses of the Limited Partner in resolving such dispute, including all attorneys’ fees expended in connection therewith. The General Partner shall be free at any time also to proceed under this Section 3.6(c) in addition to any other remedies hereunder or as provided by law.

(d) If a Partner (the “Defaulting Partner”) fails or refuses to make Capital Contributions to the Partnership hereunder when due to pay its allocable share hereunder of Hedge Costs and the other Partner (the “Contributing Partner”) in the Defaulting Partner’s stead makes such Capital Contributions to the Partnership, then the terms and provisions of this Section 3.6(d) shall be operative. Specifically, in the instance described above, the Contributing Partner may exercise either of the following options:

(i) The Contributing Partner may treat the payment by it of the Defaulting Partner’s Capital Contributions as a loan to the Defaulting Partner, which loan shall bear interest from the date the payment is made at a rate equal to the Agreed Rate. Further, as between the Contributing Partner and the Defaulting Partner, the terms and provisions of Section 3.6(b) and Section 3.6(c) shall be applicable, mutatis mutandis.

(ii) The Contributing Partner may treat the payment by it of the Defaulting Partner’s Capital Contributions as Capital Contributions from the Contributing Partner, in which case the Contributing Partner shall be entitled to receive all of the distributions that would otherwise be paid to the Defaulting Partner hereunder until that point in time at which the Contributing Partner has received from such distributions an amount equal to 300% of the amount of the Capital Contributions made by the Contributing Partner in the Defaulting Partner’s stead; provided, however, that if this option is elected, the Defaulting Partner’s share of the Hedge Costs paid with such Capital Contributions, and any deductions or losses relating thereto for state or federal income tax purposes, shall be allocated to the Contributing Partner; and provided further, that the Defaulting Partner’s share of Partnership revenues, and any income or gain relating thereto for state or federal income tax purposes, shall be allocated to the Contributing Partner until the revenues so allocated equal the distributions to be made to the Contributing Partner under this paragraph (ii).

(iii) If the Contributing Partner borrows funds in order to make the payment required by the Defaulting Partner, the Contributing Partner may pledge its right to receive distributions under this Section 3.6(d) which would have been made to the Defaulting Partner to secure such borrowings.

Section 3.7. Interest on and Return of Capital Contributions.

(a) No interest shall accrue on any contributions to the capital of the Partnership; however, all interest which accrues on Partnership funds shall be allocated and credited to the Partners in accordance with Section 4.2.

(b) No Partner shall have the right to withdraw or be repaid any capital contributed by such Partner except (a) as provided in Section 4.4(b), Section 10.2, and Section 10.3 or (b) in the instance when the Partnership receives a return of cash funds under the Purchase Agreement due to a return of the Performance Deposit a post-closing adjustment to the Adjusted Purchase Price, as determined pursuant to the Purchase Agreement (in which event the General Partner shall cause the Partnership to refund immediately to each of the Limited Partner and the General Partner its respective allocable share of such cash funds).

Section 3.8. Payments and Advances by General Partner. The General Partner shall have the right to pay any indebtedness or obligation of the Partnership out of funds of the General Partner, and may bill the Partnership therefor. Further, if at any time the General Partner advances funds to or on behalf of the Partnership or the General Partner is required to pay any indebtedness or obligation of the Partnership in excess of the Capital Contributions of the General Partner agreed to be made in this Article III, such advance or payment shall constitute a loan by the General Partner to the Partnership. If any such advance or payment is outstanding for more than 30 days, such advance or payment shall bear interest from the date first made at a rate equal to the Agreed Rate. No such advance or payment by the General Partner shall be deemed to be a contribution by the General Partner to the capital of the Partnership. Any loan made by the General Partner hereunder to pay any costs or expenses allocated and charged to any Partner shall be repaid (with payments to be applied first to the payment of interest and then to the repayment of principal) from the revenues that would otherwise be next distributed to such Partner hereunder.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Allocation of Costs and Expenses. Except as provided in Section 3.3 and Section 3.6, all costs and expenses of the Partnership shall be allocated and charged to the Partners as follows:

(a) All Catastrophe Costs incurred by the Partnership shall be allocated 100% to the General Partner.

(b) In the event the transactions contemplated by the Purchase Agreement are consummated, Organization and Third Party Acquisition Costs shall be allocated two percent to the General Partner and 98% to the Limited Partner. In the event the transactions contemplated by the Purchase Agreement are not consummated, Organization and Third Party Acquisition Costs shall be allocated 100% to the General Partner.

(c) Hedge Costs shall be allocated 100% to the Limited Partner.

(d) All other costs and expenses of the Partnership not specifically allocated above shall be allocated (i) to the General Partner in accordance with its GP Sharing Percentage and (ii) to the Limited Partner in accordance with its LP Sharing Percentage.

Section 4.2. Allocation of Revenues.

(a) Except as provided in Section 3.3 and Section 3.6, all revenues of the Partnership (which shall not include Capital Contributions and loans to the Partnership) shall be allocated and credited to the Partners as follows:

(i) Insurance proceeds, to the extent not otherwise expended by the Partnership to preserve and protect Partnership property in the event of an accident or other occurrence or to pay Partnership liabilities or other obligations arising from an accident or other occurrence, shall be allocated between the Partners in the same manner as the revenues from the sale of the property to which such insurance proceeds related would be allocated under this Section 4.2.

(ii) All revenues used to repay any principal, interest or other amounts owing with respect to any Partnership borrowings or indebtedness shall be allocated to the Partners in the same proportions as the costs and expenses paid with such borrowings or indebtedness were allocated to the Partners (and, with respect to any indebtedness to which any property acquired by the Partnership is subject at the time of its acquisition, in the same proportions as costs are allocated under Section 4.1(b) at the time such property is acquired by the Partnership).

(iii) After making the allocation provided for in Section 4.2(a)(ii) and taking into account the revenues allocated therein, all additional revenues resulting from the sale or other disposition of Depletable Property (as defined in Section 4.3(b)) shall be allocated to the Partners in the same percentages as the costs of the property sold were allocated, to the extent such revenues constitute a recovery of Simulated Basis of such Depletable Property, up to an amount equal to the Partnership’s Simulated Basis in such property at the time of such sale or disposition. Thereafter, revenues resulting from any such sale or disposition shall be allocated to the Partners in a manner which will cause the aggregate of all revenues allocated to the Partners from such sale or disposition (to the extent possible) to equal the amounts which would have been allocated under Section 4.2(a)(v) in the absence of this Section 4.2(a)(iii).

(iv) Revenues attributable to any Hedging Transaction shall be allocated 100% to the Limited Partner.

(v) All other revenues of the Partnership not specifically allocated above shall be allocated (A) to the General Partner in accordance with its GP Sharing Percentage and (B) to the Limited Partner in accordance with its LP Sharing Percentage.

(b) All dry hole and bottom hole and similar contributions shall not be considered to be revenues hereunder but shall be applied to reduce the Capital Costs of the respective wells to which they relate.

Section 4.3. Income Tax Allocations. Except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulation items of income, gain, deduction, loss, credit and amount realized shall be allocated to the Partners as follows:

(a) Income from the sale of oil or gas production shall be allocated in the same manner as revenue therefrom is allocated and credited pursuant to Section 4.2.

(b) Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (herein sometimes called “Depletable Property”) shall be computed separately by the Partners rather than the Partnership. For purposes of Section 613A(c)(7)(D) of the Internal Revenue Code, the Partnership’s adjusted basis in each Depletable Property acquired by the Partnership shall be allocated to each Partner in an amount equal to the portion of the costs and expenses which entered into such basis actually paid by such Partner or paid by the Partnership with funds contributed by or allocated to such Partner. The amount realized on the sale or other disposition of each Depletable Property shall be allocated to the Partners in proportion to each Partner’s respective share of the revenue from the sale or other disposition of such property provided for in Section 4.2(a)(iii) or Section 4.2(a)(v), as applicable. For purposes of allocating amounts realized upon any such sale or disposition which are deemed to be received for federal income tax purposes and are attributable to Partnership indebtedness or indebtedness to which the Depletable Property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Partnership revenues used for the repayment of such indebtedness would have been allocated under Section 4.2(a)(ii).

(c) Items of deduction, loss and credit not specifically provided for above (other than loss from the sale or other disposition of Partnership property), including depreciation, cost recovery and amortization deductions, shall be allocated to the Partners in the same manner that the costs and expenses of the Partnership that gave rise to such items of deduction, loss and credit were allocated pursuant to Section 4.1.

(d) Gain from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner’s allocable share of the revenue from the sale of the Partnership property provided for in Section 4.2, and loss from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner’s allocable share of the costs and expenses of the Partnership property provided for in Section 4.1.

(e) All recapture of income tax deductions resulting from the sale or other disposition of Partnership property shall, to the maximum extent possible, be allocated to the Partner to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Partner is allocated any gain from the sale or other disposition of such property.

(f) Income resulting from the Partnership’s receipt of dry hole, bottom hole or similar contributions shall be allocated in the same manner as the costs to which they were applied were allocated.

(g) Any other items of Partnership income or gain not specifically provided for above shall be allocated in the same manner as the revenue that resulted in such income or gain is allocated and credited pursuant to Section 4.2.

(h) Notwithstanding any of the foregoing provisions of this Section 4.3 to the contrary:

(i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner’s share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership

Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure or by the Partnership’s use of capital contributed by such Partner to repay Partner Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(i) The General Partner shall use all reasonable efforts to prevent any allocation or distribution from causing a negative balance in the Limited Partner’s Adjusted Capital Account. Consistent therewith, and notwithstanding any of the foregoing provisions of this Section 4.3 to the contrary, if for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner’s Adjusted Capital Account as of the end of such fiscal year (the “Deficit Partner”) after taking into account the provisions of subsection (h) of this Section 4.3, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to such Deficit Partner and the remaining loss or deduction shall be allocated to the Partner whose Adjusted Capital Account has a positive balance remaining at such time (the “Positive Partner”). After any such allocation, any Partnership income or gain (including Simulated Gain) that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partner up to an amount equal to the Partnership loss or deduction allocated to the Positive Partner under the preceding sentence; provided, however, that no allocation of income or gain realized shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of the Deficit Partner to be less than zero. If, after taking into account the allocation in the first sentence of this Section 4.3(i), the Adjusted Capital Account balance of the Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain (including Simulated Gain) otherwise allocable to the Positive Partners for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain (including Simulated Gain) so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided, that no allocation under this sentence shall have the effect of causing the Positive Partner’s Adjusted Capital Account to be less than zero. After any such allocation, any Partnership gain (including Simulated Gain) resulting from the sale or other disposition of Partnership property that would otherwise be allocated to the Deficit Partner for any fiscal year under this Section 4.3 shall be allocated instead to the Positive Partner until the amount of gain so allocated equals the amount of gain (including Simulated Gain) previously allocated to such Deficit Partner under the preceding sentence of this Section 4.3(i); provided, however, that no allocation of gain (including Simulated Gain) shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of a Deficit Partner to be less than zero.

(j) In accordance with Section 704(c) of the Internal Revenue Code and the Treasury Regulations thereunder, income and deductions with respect to any property carried on the books of the Partnership at a value that differs from such property’s adjusted tax basis shall, solely for federal income tax purposes, be allocated among the Partners in a manner to take into account any variation between the adjusted tax basis of such property to the Partnership and its fair market value at the time of contribution or its book value, as applicable. In making such allocations, the General Partner shall use such method or methods permitted under applicable Treasury Regulations as may be approved by the Limited Partner in accordance with Section 6.9(a).

Section 4.4. Distributions.

(a) Within 30 days after the end of each month, the General Partner shall cause the Partnership to make a distribution (i) to the Limited Partner of its LP Monthly Cash Distribution for such month and (ii) to the General Partner of its GP Monthly Cash Distribution for such month.

(b) The General Partner shall cause the Partnership to make a distribution to the Partners of their allocable share (as determined under Section 4.2(a)) of the net proceeds of sale resulting from any permitted sale or disposition of Leases or other Partnership assets (other than in connection with the liquidation of the Partnership) within two business days after the closing of such sale or disposition; provided, that the General Partner shall be entitled to reserve from such distribution such amount which is, or which the General Partner reasonably anticipates will be, subject to any post-closing adjustment and which reserve shall be approved by the Limited Partner; provided, further, that the General Partner shall distribute such reserve or portions thereof at such times as it reasonably determines that the contingencies for which such reserve has been established have been satisfied.

(c) Notwithstanding the foregoing or any other provision contained in this Agreement, (i) unless the Limited Partner otherwise consents in writing or defaults in the payment of any Capital Contributions previously agreed to be made by it, the General Partner shall not be entitled to cause the Partnership to retain any of the Limited Partner’s share of Partnership revenues for the purpose of paying (directly or indirectly) any Acquisition Costs, Capital Costs, Hedge Costs, or Organization and Third Party Acquisition Costs or (ii) the Partnership may retain such insurance proceeds and other amounts as the General Partner shall reasonably determine are necessary to pay Partnership liabilities and expenses upon the occurrence of an accident (e.g., a blowout), catastrophe or similar event (and, in connection therewith, to restore, preserve or protect Partnership property) or to comply with all applicable Environmental Laws, ordinances, rules and regulations.

(d) Payment of all distributions made by the Partnership to the Limited Partner shall be made by wire transfer of immediately available funds in accordance with such written instructions to the General Partner as may be provided by the Limited Partner from time to time.

(e) Nothing contained in this Section 4.4 shall relieve the General Partner from its obligation to bear 100% of Catastrophe Costs pursuant to Section 4.1(a).

(f) All distributions in liquidation of a Partner’s interest in the Partnership shall be made in accordance with Section 10.3.

ARTICLE V

PARTNERSHIP PROPERTY

Section 5.1. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its assets in the name of the Partnership unless under the law of some jurisdiction in which the Partnership owns assets such assets must be held in another name. In such a case, such assets in such jurisdiction shall be held under such other name or names (except the name of the General Partner, any Affiliate of the General Partner or the name of the Limited Partner) as the General Partner shall determine to be necessary so long as it does not affect adversely the limited liability of the Limited Partner hereunder or jeopardize in any manner the title to or ownership of any Partnership Leases or other assets. The General Partner shall promptly take all such action as it shall deem necessary or appropriate, or as may be required by law, to perfect and preserve the ownership interest of the Partnership in all Leases, and (if requested by the Limited Partner) upon recordation of title to a Lease shall promptly supply the Limited Partner with a copy of such recorded title. In the event the Partnership acquires assets in a jurisdiction which prohibits the Partnership from holding such assets in the name of the Partnership and such assets are held in another name, the General Partner shall obtain an opinion of reputable counsel in such jurisdiction addressed to the Limited Partner and satisfactory in all respects to the Limited Partner that the Partnership has taken all action necessary and appropriate, or required by law, to perfect and preserve the ownership interest of the Partnership in all such assets.

Section 5.2. Acquisition of the Properties.

(a) Immediately after the execution and delivery of this Agreement by the parties hereto, the General Partner is authorized to, and shall, execute and deliver on behalf of the Partnership the Assignment Agreement and that certain Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Partnership, as buyer, and B&W Operating, L.L.C., et al., as seller, provided the Purchase Agreement and the Assignment Agreement are substantially in the forms of the versions submitted to and approved by the Partners on or prior to the date hereof as the final draft in all material respects.

(b) If the Purchase Agreement and the Assignment Agreement are executed and delivered by the General Partner on behalf of the Partnership in accordance with subsection (a) above, the General Partner shall cause the Partnership to consummate the acquisition of the Properties pursuant to the terms and conditions of the Purchase Agreement and the Assignment Agreement, provided that the conditions set forth in Section 3.2(e) to the Limited Partner’s obligation to make the Capital Contribution referenced in Section 3.2(c) have been satisfied.

Section 5.3. Additional Acquisitions. If, during the term of this Agreement but after the Purchase Agreement Closing Date, the General Partner or an Affiliate thereof acquires (or proposes to acquire) a Lease or Leases inside of the Area of Mutual Interest (in this Section called the “Subject Leases”), the terms and provisions of this Section 5.3 shall be operative.

Specifically, upon the acquisition (or proposed acquisition) under the circumstances described above, the General Partner shall notify the Limited Partner, which notice shall (a) specify the interest the General Partner or its Affiliates have acquired (or propose to acquire) in the Subject Leases, (b) specify the purchase price (or proposed purchase price), (c) describe the development and/or Enhanced Recovery Operations, if any, the General Partner reasonably anticipates will be engaged in on the Subject Leases and the estimated costs associated therewith, (d) include a summary of the pertinent geological and geophysical data relating to the Subject Leases or proposed development/Enhanced Recovery Operations, (e) include financial projections relating to the Subject Leases and any internally or externally prepared related engineering or reserve reports, (f) describe the nature and extent of planned title examination and property related due diligence (including, without limitation, environmental due diligence), and (g) such other information as the General Partner deems material, including the depths to be acquired and whether the Partnership or a third party presently owns such depths as covered by the Subject Leases in the Area of Mutual Interest. Thereafter, the General Partner shall promptly furnish to the Limited Partner any additional information concerning the Subject Leases or the proposed development/Enhanced Recovery Operations as the Limited Partner may reasonably request (including, without limitation, the reports of consultants and outside engineers). Subject to the Limited Partner agreeing to make additional Capital Contributions to the Partnership with respect to the Subject Leases pursuant to Section 3.3 or as otherwise provided below in this Section 5.3, the Partnership shall acquire not less than all of the interest of the General Partner and its Affiliates in such Subject Leases (or, if applicable, which the General Partner or its Affiliates propose to acquire therein) pursuant to the terms set forth in the notice. Prior to the acquisition by the Partnership of the Subject Leases, the General Partner shall notify the Limited Partner of any material change in the nature and extent of the title examination and property related due diligence plan and the reason therefor and of any fact discovered in due diligence that materially adversely affects the economics or risks associated with the Subject Leases; provided that no such notice need be given to the Limited Partner if the Limited Partner has elected not to make additional Capital Contributions with respect thereto. The Limited Partner may withdraw its election to make additional Capital Contributions with respect to the proposed acquisition and related activity, at any time prior to the Partnership committing to acquire the Subject Leases, by so notifying the General Partner in writing if (i) there is discovered during due diligence a fact or facts not presented to the Limited Partner in the initial evaluation of the proposed acquisition that materially adversely affects the economics or risks associated with the Subject Leases to be acquired and such material adverse effect cannot be remedied to the reasonable satisfaction of the Limited Partner prior to the acquisition by the Partnership or (ii) more than three months have passed since the Limited Partner notified the General Partner of such Limited Partner’s election to make Capital Contributions with respect to such acquisition and related activity. The interest in each Lease assigned by the General Partner and each Affiliate thereof to the Partnership pursuant to this Section 5.3 shall be assigned, conveyed and transferred without warranty of title, either express or implied, except as to all persons claiming or to claim the same or any part thereof by, through and under the General Partner or such Affiliate but not otherwise and with a further warranty that the General Partner or such Affiliate has not placed any lien, encumbrance, burden or other restriction on such Lease or, if the General Partner or such Affiliate has previously placed a lien, encumbrance, burden or other restriction on such Lease, that such lien, encumbrance, burden or other restriction is being concurrently released or has been released. In connection with any acquisition of Leases by the Partnership pursuant to this Section 5.3, the General Partner or an Affiliate thereof shall not retain from or otherwise burden the interest in any Lease assigned to the Partnership with any overriding royalty, net profits interest, carried interest, reversionary interest, production payment or other burden in favor of itself, its officers, managers, directors and employees or any other person, except in connection with an acquisition by the General Partner or such Affiliate pursuant to a transaction where an unrelated third party transferring the Lease retains such an interest or burden with respect to all of the Lease acquired by the General Partner or Affiliate. With respect to each Lease acquired by the Partnership pursuant to this Section 5.3, such acquisition shall include all rights to all horizons under such Lease which were available for purchase and considered appropriate for acquisition by the Partnership. Under no circumstances shall the General Partner or any Affiliate thereof acquire rights to any separate horizon within or under a Lease in which the Partnership has an interest without first offering such rights to the Partnership under this Section 5.3.

Section 5.4. Lease Sales.

(a) Except as provided in this Section 5.4, in Section 6.2(d), and elsewhere herein, the General Partner may sell, farm-out, abandon or otherwise dispose of any Partnership Lease, on such terms as the General Partner deems reasonable and in the best interests of the Partnership and the Limited Partner.

(b) Except as expressly permitted and recognized in Section 5.3 and Section 10.3, neither the General Partner or any of its Affiliates nor any of their employees shall acquire, directly or indirectly, any Lease (or any interest therein) from the Partnership unless the Limited Partner has previously approved in writing such acquisition.

Section 5.5. Sales of Production. The General Partner shall have the right to cause the Partnership to sell any oil or gas produced by or for the account of the Partnership, including but not limited to crude oil, condensate, natural gas liquids and natural gas (including casinghead gas) which may be produced from or allocated to the Oil and Gas Properties or any additional Leases acquired pursuant to the terms hereof, to such purchaser and on such terms and conditions as the General Partner shall determine to be in the best interest of the Partnership; provided, however, that all such sales shall be upon terms and conditions which are the best terms and conditions available as determined in good faith by the General Partner taking into account all relevant circumstances, including but not limited to, price, quality of production, access to markets, minimum purchase guarantees, identity of purchaser, and length of commitment and, in any event, on terms no less favorable to the Partnership than the General Partner or any Affiliate thereof has recently obtained or is obtaining for arm’s length sales, exchanges or dispositions of the General Partner’s or such Affiliate’s production of similar quantity and quality in the same geographic area where the Partnership’s production is located.

Section 5.6. Operations on Partnership Leases.

(a) The General Partner or an Affiliate thereof, shall act as operator in connection with operations on each Partnership Lease and, subject to subsection (b) below, receive compensation and reimbursement from the Partnership in connection therewith (regardless of whether there is an operating agreement) unless (i) another person is serving as operator under an agreement to which a Lease is subject or (ii) any third party or third parties (not Affiliates of the General Partner) jointly owning such Lease and with a controlling interest will not agree. As to those Partnership Leases with respect to which the General Partner is not the operator, the

General Partner shall take such actions and exercise such rights and remedies that are reasonably available to it to cause the actual operator to properly develop, maintain and operate such Leases.

(b) In the event the Partnership and any third party jointly own any Lease and operations thereon are conducted pursuant to an operating agreement, (i) if the third party is designated as operator thereunder, the Partnership shall pay the costs and expenses charged to it thereunder and (ii) if the General Partner or any of its Affiliates is designated as operator, the General Partner or such Affiliate shall receive for its account from the third party such third party’s share and from the Partnership the Partnership’s share of all compensation and reimbursement provided to the operator thereunder; provided, however, that the charges to the Partnership by the General Partner or any of its Affiliates when acting as the designated operator (regardless of whether there is an operating agreement or regardless of whether or not a third party is also a party thereto) shall not exceed those set forth in or permitted by this Agreement or the “Accounting Procedure” (as herein called) attached hereto as Exhibit 5.6 (although the operating agreement, if any, may otherwise provide), and in no event shall the terms of any such operating agreement vary or effect this Agreement or the Accounting Procedure or the duties and obligations of the General Partner hereunder (and in the event of a conflict the terms and provisions of this Agreement shall prevail).

(c) Other than assignments among the General Partner and entities which are Affiliates of the General Partner pursuant to clause (c) of the definition thereof, the General Partner, or any such Affiliate, shall not substitute another party as operator, resign as operator or assign its obligations as operator with respect to any Partnership Lease where it acts as operator, unless the Limited Partner so requests in the event the General Partner is removed as such pursuant to Section 9.4 or the Limited Partner elects to wind-up the Partnership pursuant to any of subsections (c), (e), (f), (g), or (i) of Section 10.1 (in which event the General Partner agrees that it or its Affiliates will immediately resign as operator and use its reasonable best efforts to cause the person designated by the Limited Partner to be the successor operator and to act in good faith and cooperate in all respects with the Partnership, the Limited Partner, and the successor operator in transferring operations and in effecting an efficient and successful transition).

Section 5.7. Hedge Arrangement. Subject to the terms and conditions below, the General Partner will cause the Partnership, when and if requested by the Limited Partner either on or prior to or after the Purchase Agreement Closing Date to hedge up to the product of 85% multiplied by the LP Sharing Percentage of the Partnership’s forecast production from proved producing oil and gas reserves attributable to the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof as determined in the CGA Report for such period and on such terms and conditions as are satisfactory to the Limited Partner. Notwithstanding the foregoing, it is agreed that the General Partner’s obligation under the immediately preceding two sentences shall be conditioned upon the General Partner having received from the Limited Partner reasonable assurance that the Limited Partner has the financial ability to fund Hedge Costs attributable to the subject Hedging Transaction (it being agreed, however, that the guaranty by GE Capital Corporation of the Partnership’s funding obligations in respect of such Hedging Transaction shall be deemed to satisfy this condition). Any Hedging Transaction contemplated hereunder shall be a “hedging transaction” as described in Treasury Regulation §1.1221-2 to reduce the risk of price changes for oil and gas produced by the Partnership in volumes equal to the notional amounts provided in the documents evidencing such Hedging Transaction. At the time of the execution and delivery by the Partnership of the documents evidencing a Hedging Transaction, the General Partner shall take such additional steps as may be necessary to identify the Hedging Transaction in the books and records of the Partnership as a “hedging transaction” in the manner and at the time prescribed by Treasury Regulation §1.1221-2(f).

Section 5.8. Production. Throughout the term of the Partnership, the General Partner shall instruct any operator of any Partnership Lease to produce on behalf of the Partnership not less than the Partnership’s entire working interest in the production attributable to such Lease; provided, however, the General Partner shall not be so obligated (a) in circumstances when it is necessary to restrict production on such Lease for the purpose of performing general maintenance and workover activities thereon in connection with maintaining production; (b) if the Partnership is precluded from so doing by any applicable state, local or federal law, order or regulation; (c) if the Production Sales Proceeds attributable to such Lease are inadequate to cover Lease Operating and Production Costs attributable thereto; or (d) if the General Partner gives notice to the Limited Partner that due to a cause or causes beyond the reasonable control of the General Partner, including, for purposes of illustration, an act of God, strike, act of public enemy, war, blockade, public riot, lightening, fire, violent storm, flood, explosion or governmental restraint, it is unable to do so.

Section 5.9. Environmental, Health and Safety Program. The General Partner, at the cost and expense of the Partnership, shall implement, and maintain a formal, comprehensive written environmental health and safety program (in this Section, the “EH&S Program”), including regular review and evaluations, aimed at ensuring that the Partnership’s operations on the Oil and Gas Properties or any additional Leases acquired pursuant to the terms hereof are conducted in compliance with all applicable Environmental Laws. At a minimum, the EH&S Program shall include: (a) identification of environmental concerns associated with any environmental regulations applicable to the Partnership’s operations; (b) adoption and implementation of an environmental management system to assess and control the environmental impact of the Partnership’s operations; and (c) implementation of periodic EH&S audits conducted either internally or by independent consultants with documented corrective action responding to such audits. The EH&S Program shall involve senior management of the General Partner, include a formal written corporate environmental policy, and identify by name or position the person with overall responsibility for EH&S compliance, as well as those person(s) who are responsible for specific EH&S areas.

ARTICLE VI

MANAGEMENT

Section 6.1. Power and Authority of General Partner. Except as provided in Section 6.2 and elsewhere in this Agreement and except as otherwise provided by applicable law, the General Partner shall have full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the properties, business and affairs of the Partnership in accordance with this Agreement and to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate thereto.

Section 6.2. Certain Restrictions on General Partner’s Power and Authority. Except as otherwise provided herein, the General Partner shall not have the power or authority to, and shall not, do, perform or authorize any of the following without the prior written consent of the Limited Partner:

(a) To borrow any money in the name or on behalf of the Partnership, or otherwise draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, except that the General Partner may borrow money in the name and on behalf of the Partnership in such amounts as the General Partner shall reasonably determine are necessary to preserve and protect Partnership property upon the occurrence of an accident (e.g., a blowout), catastrophe or similar event or to comply with all applicable Environmental Laws, ordinances, rules and regulations;

(b) To mortgage, pledge, assign in trust or otherwise encumber any Partnership property, or to assign any monies owing or to be owing to the Partnership, except to secure the payment of any borrowing permitted in Section 6.2(a) and except for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Partnership with respect to amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the General Partner in good faith) or except for statutory liens for amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the General Partner in good faith), provided that in no event shall the General Partner mortgage, pledge, assign in trust or otherwise encumber the Partnership’s right to receive Capital Contributions from the Limited Partner;

(c) To sell, assign, farm-out, abandon or otherwise dispose of any Partnership Lease except (i) as provided in Section 3.3(d)(2) and Section 3.3(d)(3), (ii) with respect to any given calendar year, for sales or other dispositions by the Partnership during such year up to (but not to exceed) an aggregate (non-cumulative) amount equal to $25,000 in proceeds received by the Partnership, or (iii) without limiting the immediately preceding clauses (i) and (ii), for such Leases or interests therein as the General Partner shall reasonably determine to be necessary to raise funds to pay Partnership liabilities and expenses (other than Catastrophe Costs) upon the occurrence of an accident, catastrophe or similar event (and, in connection therewith, to restore, preserve and protect Partnership property) or to comply with all applicable environmental or other laws, ordinances, rules and regulations;

(d) To guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any person except for responsibilities customarily assumed under operating agreements considered standard in the industry;

(e) To make any advance payments of compensation or other consideration to the General Partner or any of its Affiliates;

(f) To bind or obligate the Partnership with respect to any matter outside the scope of the Partnership business;

(g) To merge or consolidate the Partnership with any partnership or other person or entity, convert the Partnership to a general partnership or other entity or agree to an exchange of interests with any other person;

(h) To use the Partnership name, credit or property for other than Partnership purposes;

(i) To loan any Partnership funds to the General Partner or any of its Affiliates;

(j) To enter into a Hedging Transaction, except as provided in Section 5.7, and to amend or terminate any agreements or other document evidencing a Hedging Transaction or waive any rights of the Partnership thereunder;

(k) To acquire any Lease in violation of the terms of this Agreement;

(l) To alter, supplement, modify or amend the Purchase Agreement, the Assignment Agreement, or any other document or instrument executed in connection therewith in any material respect, waive any of the General Partner’s or the Partnership’s rights or, with respect to the Purchase Agreement, any of seller’s duties and obligations thereunder in any material respect, or make any material election, determination or agreement thereunder;

(m) To initiate, compromise or settle any lawsuit, administrative matter or other dispute where the amount the Partnership may recover or might be obligated to pay, as applicable, is in excess of $25,000;

(n) To enter into any contract or agreement with the General Partner or any Affiliate thereof for the rendering of services or the sale or lease of supplies (except that the foregoing shall not preclude the General Partner or an Affiliate of the General Partner from serving as operator in accordance with Section 5.6); or

(o) Except as expressly provided herein, to take any action with respect to the assets or property of the Partnership which benefits the General Partner or any of its Affiliates to the detriment of the Limited Partner or the Partnership, including, among other things, utilization of funds of the Partnership as compensating balances for its own benefit.

Section 6.3. Duties and Services of General Partner.

(a) The General Partner shall comply in all material respects with the terms of this Agreement and shall use its reasonable best efforts (i) to cause its Affiliates to comply in all material respects with the terms of this Agreement, (ii) to act in the Partnership’s best interests with respect to the Purchase Agreement, including with regard to the assertion of title defects, environmental defects, and post-closing indemnity claims, and (iii) in the conduct of the business and operations of the Partnership to cause the Partnership (A) to comply in all material respects with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (B) to comply in all material respects with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject (including, without limitation, all applicable federal, state and local Environmental Laws, ordinances, rules and regulations), and (C) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations. In addition, the General Partner shall exercise the Partnership’s rights under the Purchase Agreement in consultation and coordination with the Limited Partner and take into account whether the Limited Partner has proposed, approved, or disapproved any action of the Partnership with respect thereto.

(b) With respect to the maintenance, exploration, development and operation of the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof with respect to which the General Partner serves as operator, the General Partner shall have the standard of care of a reasonably prudent operator. With respect to the Limited Partner and its interests in the Partnership, the General Partner shall have the duties set forth in Section 152-204 through 152.207 of the Texas General Partnership Law, as provided in §1.008 of the Texas Business Organizations Code (such provisions, as amended from time to time, or any successor statute or statutes thereto, being called the “TGPL”), which are applicable to general partners of limited partnerships by virtue of Section 153.003 of the TLPL, and shall discharge such as provided in Section 152.204 of the TGPL, provided that (i) the General Partner shall at all times act with integrity and in good faith and utilize its reasonable best efforts in all activities relating to the conduct of the business of the Partnership and in resolving conflicts of interest; (ii) during the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership business and operations as shall be necessary to promote fully the interests of the Partnership and the mutual best interests of the Partners; however, and subject to the foregoing and the other express provisions of this Agreement, it is specifically understood and agreed that the General Partner shall not be required to devote full time to Partnership business; and (iii) subject to the other express provisions of this Agreement, the Limited Partner acknowledges that the General Partner and its Affiliates currently engage in and possesses, and agrees that the General Partner and its Affiliates may continue to engage in and possess, interests in other business ventures of any and every type and description, independently or with others, including the ownership, acquisition, exploration, development, operation and management of oil and gas properties, oil and gas drilling programs and partnerships similar to this Partnership, and neither the Partnership nor the Limited Partner shall by virtue of this Agreement have any right, title or interest in or to such independent ventures, and the General Partner and its Affiliates shall not be required to offer any business opportunity of any kind to the Partnership or the Limited Partner except as expressly provided in Section 5.3. With respect to the maintenance and safekeeping of Partnership funds, the General Partner shall owe the Partnership and the Limited Partner a fiduciary duty.

(c) The General Partner covenants and agrees that it will at all times retain and have available to it and the Partnership a professional staff and outside consultants which together will be reasonably adequate in size, experience and competency to discharge properly the duties and functions of the General Partner hereunder and under any applicable operating and other agreements, including, engineers, geologists and other technical personnel, attorneys, accountants and secretarial and clerical personnel.

Section 6.4. Liability of General Partner. The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partner for, and (subject to Section 6.5) the Partnership shall indemnify and save harmless the General Partner from any costs, expenses, losses or damages (including attorneys’ fees and expenses, court costs, judgments and amounts paid in settlement) incurred by reason of its being General Partner, provided it has acted in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, and provided further that (i) the General Partner was not guilty of a material breach of this Agreement, gross negligence, willful or wanton misconduct or, if applicable, breach of a fiduciary duty owed by the General Partner with respect to such acts or omissions, and (ii) the satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets (which shall be converted to cash to the extent necessary in a manner appropriate to protect the interests of all Partners) and not from any Capital Contributions to be made by the Limited Partner hereunder, and the Limited Partner shall not have any personal liability on account thereof.

Section 6.5. Limitations on Indemnification. The rights of the General Partner under Section 6.4 with respect to indemnification from the Partnership shall be subject to the provisions of Chapter 8 of the TLPL. Any indemnification under Section 6.4 shall be made by the Partnership only as permitted herein and, unless the General Partner was wholly successful on the merits, only upon a determination by a court upon the request of the General Partner or by independent legal counsel selected by the General Partner and satisfactory to the Limited Partner in a written opinion that indemnification of the General Partner is permitted (a) under the circumstances because it has met the applicable standard of conduct set forth in Section 6.4 and (b) pursuant to Chapter 8 of the TLPL. Notwithstanding anything herein to the contrary, and notwithstanding Section 8.102 of the TLPL, the General Partner shall not be entitled to advancement or reimbursement of any attorneys’ fees, expenses, or court costs in connection with a proceeding between the General Partner, on the one hand, and the Partnership or any Limited Partner, on the other.

Section 6.6. Costs, Expenses and Reimbursement.

(a) Subject to the other express provisions of this Agreement, all direct, third-party out of pocket costs and expenses reasonably incurred in the Partnership’s business shall be paid from Partnership funds, including but not limited to, costs of obtaining audits of the Partnership’s books and records (including the fees and expenses of the Partnership’s independent public accountants), the fees and expenses attributable to the preparation of the Partnership’s tax returns and reports, the fees and expenses of the independent petroleum engineer referenced in Section 8.2(f), outside legal costs, general taxes, fees, costs and expenses in connection with the winding up and termination of the Partnership’s business and affairs, and other direct, third-party out of pocket costs and expenses of the Partnership.

(b) Commencing on the Purchase Agreement Closing Date, the Partnership shall pay, and the General Partner shall be entitled to receive, (i) a monthly fee (the “LP Management Fee”) in an amount equal to during the period from the Closing Agreement Closing Date to the first anniversary of the Purchase Agreement Closing Date, six percent, and during any period thereafter, four percent, of LP Net Monthly Operating Income, and (ii) a monthly fee (the “GP Management Fee”) in an amount equal to during the period from the Closing Agreement Closing Date to the first anniversary of the Purchase Agreement Closing Date, six percent, and during any period thereafter, four percent, of GP Net Monthly Operating Income, subject to the following:

(i) the General Partner shall not be paid the LP Management Fee or GP Management Fee for any month (or portion thereof) in which the Partnership’s right to receive revenues has been assigned to a trustee pursuant to Section 6.11, if the General Partner withdraws from the Partnership, if the General Partner has been removed as provided herein or if the General Partner or an Affiliate is no longer serving as operator of those properties then owned by the Partnership with respect to which the General Partner or an Affiliate is serving as operator pursuant to Section 5.6;

(ii) the General Partner shall not be paid the LP Management Fee or GP Management Fee for any month (or portion thereof) during which the business and affairs of the Partnership are being wound up for liquidation purposes pursuant to Section 10.3, if the General Partner is not acting as liquidator hereunder; and

(iii) with respect to the last month during which the LP Management Fee or GP Management Fee is payable hereunder if the obligation to pay such fee terminates prior to the last day of such month, the monthly LP Management Fee or GP Management Fee shall be prorated based on the number of days during such month in which the General Partner is entitled to receive the LP Management Fee and GP Management Fee divided by the total number of days in such month.

As used in this subsection (b), (A) the term “LP Net Monthly Operating Income” means, with respect to a given month, (1) the revenues for such month received by the Partnership and attributable to any Hedging Transaction plus (2) the Production Sales Proceeds for such month received by the Partnership from the sale of hydrocarbons (other than in connection with any Hedging Transaction) produced from or otherwise attributable to the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof multiplied by the LP Sharing Percentage for such month less (3) any Hedge Costs for such month less (4) Lease Operating and Production Costs for such month multiplied by the LP Sharing Percentage for such month, and (B) the term “GP Net Monthly Operating Income” means, with respect to a given month, (1) the Production Sales Proceeds for such month received by the Partnership from the sale of hydrocarbons (other than in connection with any Hedging Transaction) produced from or otherwise attributable to the Oil and Gas Properties and any additional Leases acquired pursuant to the terms hereof multiplied by the GP Sharing Percentage for such month less (2) Lease Operating and Production Costs for such month multiplied by the GP Sharing Percentage for such month,

(c) Except as provided in this Section, in Section 3.6, Section 3.8, Section 5.6, and Section 6.7, the General Partner and its Affiliates shall not be paid any fee, compensation or reimbursement or be entitled to or charge the Partnership for or on account of their services, services of their officers, employees or consultants, fees or compensation of those geologists, geophysicists and engineers who are employed by them or otherwise retained by them, office expense, overhead or any other general or administrative costs or expense. In the interest of clarity, the General Partner or its Affiliates are not prohibited from receiving payments from third parties for their own account in situations in which the General Partner or its Affiliate operates a Partnership Lease as contemplated by Section 5.6(b)(ii).

Section 6.7. Organization and Third Party Acquisition Costs. The Partnership from time to time shall pay directly, or shall reimburse the General Partner and the Limited Partner for any payment by them of, the following fees, costs and expenses incurred in connection with the initial organization of the Partnership and the acquisition of the Properties (“Organization and Third Party Acquisition Costs”): (a) all reasonable fees and expenses incurred by them (including fees for outside legal services) in connection with the preparation and filing of all certificates, opinions and documents required pursuant to Section 1.2 and Section 1.6; (b) the fees, costs and expenses of the outside petroleum engineers and other third party consultants retained by the Limited Partner and incurred after April 1, 2008 in connection with the formation of the Partnership or the acquisition of the Properties; (c) all reasonable fees, costs and expenses of legal counsel to the Limited Partner incurred by the Limited Partner after April 1, 2008 in connection with (i) the negotiation, preparation and execution (or review, as applicable) of this Agreement, the Purchase Agreement, the Assignment Agreement, and all related documents, (ii) a due diligence review of the Properties, and (iii) the closing of the transactions contemplated hereunder and under the Purchase Agreement and the Assignment Agreement; and (d) all reasonable fees and expenses of legal counsel to the Limited Partner in connection with the Limited Partner’s consideration of any waiver of its rights under this Agreement or any proposed amendment or supplement to this Agreement.

Section 6.8. Insurance. The General Partner shall cause the Partnership to obtain (and maintain during the entire term of the Partnership), or the General Partner shall carry for the benefit of the Partnership, insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as the General Partner and the Limited Partner have agreed upon below. The Partners hereby agree that the General Partner shall initially carry for the benefit of the Partnership insurance coverage in the amounts, with provisions for such deductible amounts and for the purposes, specified in Exhibit 6.8. Thereafter, any changes (including changes as to form and limits) to the Partnership’s insurance coverage (including by reason of a change in the Partnership’s risk profile) shall be reviewed and agreed to in writing by the Partners. So long as the General Partner causes the Partnership to maintain insurance coverage in accordance with this Section 6.8, costs, expenses or damages that are not covered by the Partnership’s insurance coverage will not constitute a Catastrophe Cost.

Section 6.9. Tax Elections.

(a) The General Partner shall make the following elections on behalf of the Partnership:

(i) To elect, in accordance with Section 263(c) of the Internal Revenue Code and applicable Treasury Regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil or gas;

(ii) To elect the calendar year as the Partnership’s fiscal year if permitted by applicable law;

(iii) To elect the accrual method of accounting;

(iv) If requested by the Limited Partner, to elect, in accordance with Sections 734, 743, and 754 of the Internal Revenue Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any Partnership interest is transferred in accordance with this Agreement or any Partnership property is distributed to any Partner;

(v) To elect to deduct, to the maximum extent allowed, up to $5,000 of start-up expenditures and $5,000 of organizational expenses in the year in which the Partnership begins business and to deduct the remaining amount of such expenses over a one hundred and eighty (180) month period as provided in sections 195 and 709 of the Internal Revenue Code; and

(vi) To elect with respect to such other federal, state and local tax matters as the General Partner and the Limited Partner shall agree upon from time to time.

(b) No Partner shall elect or cause the Partnership to elect to have the Partnership treated as an association taxable as a corporation.

(c) The General Partner agrees to use its best efforts to cause any tax partnership which governs any of the Oil and Gas Properties or any additional Leases acquired pursuant to the terms hereof to make an election under Section 754 of the Internal Revenue Code if such election would be beneficial to the Partnership.

Section 6.10. Tax Returns. The General Partner shall cause to be prepared and timely filed all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership, which returns shall be signed by Grove Ryan & Company, P.C., or such other independent certified public accountants of the Partnership as the Partners may approve from time to time. Not less than 30 days prior to the date (as extended) on which the Partnership intends to file its federal income tax return or any state income tax return, the return proposed to be filed by the General Partner shall be furnished to the Limited Partner for review and comments. In addition, not more than 10 days after the date on which the Partnership actually files its federal income tax return or any state income tax return, a copy of the return so filed by the General Partner shall be furnished to the Limited Partner. The General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code and shall promptly notify the Limited Partner if any tax return or report of the Partnership is audited or if any adjustments are proposed by any governmental body. In addition, the General Partner shall promptly furnish to the Limited Partner all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Internal Revenue Code. During the pendency of any such administrative or judicial proceeding, the General Partner shall furnish to the Limited Partner periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the consent of the Limited Partner, the General Partner shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any fiscal year of the Partnership.

Section 6.11. Appointment of Trustee to Receive Payments. The Limited Partner may cause the Partnership at the Partnership’s expense to assign the Partnership’s right to receive revenues to a trustee named by the Limited Partner (a) if the General Partner has committed fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder, (b) if the General Partner is in default in the performance or observance of any material agreement, covenant, term, condition or obligation hereunder, (c) if a representation or warranty made by the General Partner herein or by the General Partner or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in material respect on the date as of which made, or (d) upon the occurrence of any of the events described in either Section 153.155(a)(4) or in Section 153.155(a)(5) of the TLPL (except that with respect to Section 153.155(a)(5) the operative number of days shall be 60 instead of those set forth in such Section). Such trustee shall receive and hold Partnership revenues for the benefit of all the Partners, but shall not have the rights of the General Partner hereunder. The trustee’s sole right and responsibility shall be to receive Partnership funds and disburse them in accordance with the other provisions of this Agreement. In the event a trustee is appointed pursuant to this Section 6.11 and the default is cured or the action or event under or with respect to the bankruptcy law is completely dismissed or eliminated, the General Partner and the Limited Partner shall, at the request of either the General Partner or the Limited Partner, cause the trustee to be discharged at the Partnership’s expense; provided that in the reasonable judgment of the Limited Partner, its interest under this Agreement will not be adversely affected by any such discharge.

Section 6.12. Texas Margin Tax Sharing Arrangement. If Texas law requires the Limited Partner and the Partnership to participate in the filing of a Texas margin tax combined group report, the parties agree that the Partnership shall promptly reimburse the Limited Partner for the margin tax paid on behalf of the Partnership as a combined group member. The margin tax paid on behalf of the Partnership shall be equal to the margin tax that the Partnership would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group. The parties agree that the Limited Partner may deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Partnership and paid by the Limited Partner and that the Partnership’s reimbursement obligation shall be limited to the after-tax cost of the Texas margin tax attributable to the Partnership and paid by the Limited Partner, computed based on the highest marginal federal tax rate applicable to corporations.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

Section 7.1. Rights of Limited Partner. In addition to the other rights specifically set forth herein, the Limited Partner shall have the right to: (a) have the Partnership books and records (including those required in Section 3.151 and Section 153.551 of the TLPL) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them, (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable, (c) have winding up by decree of court as provided for in the TLPL, (d) consult with or advise the General Partner, and (e) exercise all rights of a limited partner under the TLPL (except to the extent otherwise specifically provided for herein).

Section 7.2. Limitations on Limited Partner. The Limited Partner shall not have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. The General Partner shall not hold out or represent to any third party that the Limited Partner has any such right or power or that the Limited Partner is anything other than a “limited partner” in the Partnership.

Section 7.3. Liability of Limited Partner. The Limited Partner shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except to the extent of any unpaid Capital Contributions agreed to be made by the Limited Partner as set forth in Section 3.2 (which shall be subject to reduction as provided for in Section 3.4), any additional Capital Contributions hereafter agreed to be made by the Limited Partner in accordance with Section 3.3 (which shall also be subject to reduction as provided for in Section 3.4) and the Limited Partner’s share of the assets (including undistributed revenues) of the Partnership; and in all events, the Limited Partner shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and the Limited Partner shall not be required to make any loans to the Partnership. The Partnership shall indemnify and hold harmless the Limited Partner in the event it (a) becomes liable for any debt, liability, contract or other obligation of the Partnership except to the extent expressly provided in the preceding sentence or (b) is directly or indirectly required to make any payments with respect thereto.

Section 7.4. Access of Limited Partner to Data. During the term of the Partnership, the Partnership may acquire or have access to geophysical, geological and other similar data and information. The Limited Partner and its agents and representatives, at any time either during the term of or after termination of the Partnership, shall have the right to inspect, review and copy (subject to the terms of any valid, bona fide agreement binding upon the Partnership prohibiting such inspection, review or copying) any such data or information (or studies, maps, evaluations or reports derived therefrom) which relates to the Oil and Gas Properties or other Leases which the Partnership owns or has owned or which has been paid for with Partnership funds and to consult with the Partnership’s independent certified public accountants and independent petroleum engineers and the General Partner’s technical personnel with respect to Partnership matters. Upon liquidation of the Partnership, copies of all such documents shall be distributed to the General Partner and to the Limited Partner if so requested by it. If the Partnership is subject to a valid, bona fide agreement prohibiting the inspection, review or copying of certain Partnership data or information, the General Partner shall, if requested by the Limited Partner, attempt to obtain an amendment or waiver of any such agreement to permit such data or information to be provided to the Limited Partner upon execution by the Limited Partner of a similar agreement and, in any event, shall attempt in advance of execution of any such agreement to obtain permission for the Limited Partner to inspect, review and copy any such data or information.

Section 7.5. Withdrawal and Return of Capital Contribution. The Limited Partner shall not be entitled to (a) withdraw from the Partnership except upon the assignment by the Limited Partner of all of its interest in the Partnership and the substitution of such Limited Partner’s assignee as a Limited Partner of the Partnership in accordance with Section 9.1 or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Partners, or upon winding-up and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Section 8.1. Capital Accounts, Books and Records.

(a) Except as may otherwise be required by this Agreement, the General Partner shall keep books of account for the Partnership in accordance with generally accepted accounting principles consistently applied in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Partnership and shall be maintained by the General Partner for review by the Limited Partner during the term of the Partnership and for a period of five years thereafter. The calendar year shall be selected as the accounting year of the Partnership and the books of account shall be maintained on an accrual basis.

(b) An individual capital account shall be maintained by the Partnership for each Partner as provided below:

(i) The capital account of each Partner shall, except as otherwise provided herein, be (A) credited by such Partner’s Capital Contributions when made, (B) credited by the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (C) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner (taking into account any reallocation pursuant to Section 3.3 and Section 3.6), (D) credited with the Partner’s share of Simulated Gain as provided in paragraph (ii) of this Section 8.1(b), (E) debited by the amount of any item of tax deduction or loss allocated to such Partner (taking into account any reallocation pursuant to Section 3.3 and Section 3.6), (F) debited with the Partner’s share of Simulated Loss and Simulated Depletion as provided in paragraph (ii) of this Section 8.1(b), (G) debited by such Partner’s allocable share of expenditures of the Partnership not deductible in computing the Partnership’s taxable income and not properly chargeable as capital expenditures, including any non-deductible book amortizations of capitalized costs, and (H) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code). Immediately prior to any distribution of assets by the Partnership that is not pursuant to a liquidation of the Partnership or all or any portion of a Partner’s interest therein, the Partners’ capital accounts shall be adjusted by (X) assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values as of the date of distribution by the Partnership and (Y) crediting or debiting each Partner’s capital account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses, resulting from such assumed sales in the same manner as each such capital account would be debited or credited for gains or losses on actual sales of such assets. Notwithstanding the foregoing sentence, the Partnership shall not distribute any property in kind to any Partner except as provided in Section 10.3.

(ii) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Partner’s separately computed depletion deductions shall not reduce such Partner’s capital account, but such Partner’s capital account shall be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations which theoretically could apply to any Partner) times such Partner’s percentage share of the adjusted basis of the property (determined under Section 4.3(b)) with respect to which such depletion is claimed (herein called “Simulated Depletion”). The Partnership’s basis in any Depletable Property as adjusted from time to time for the Simulated Depletion allocable to all Partners (and where the context requires, each Partner’s allocable share thereof, which share shall be determined in the same manner as the allocation of basis prescribed in Section 4.3(b)) is herein called “Simulated Basis.” No Partner’s capital account shall be decreased, however, by Simulated Depletion deductions attributable to any Depletable Property to the extent such deductions exceed such Partner’s allocable share of the Partnership’s remaining Simulated Basis in such property. The Partnership shall compute simulated gain (“Simulated Gain”) or simulated loss (“Simulated Loss”) attributable to the sale or other disposition of a Depletable Property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such property, as theretofore adjusted. Any Simulated Gain shall be allocated to the Partners and shall increase their respective capital accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to Section 4.3(b). Any Simulated Loss shall be allocated to the Partners and shall reduce their respective capital accounts in the same percentages as the costs of the property sold were allocated up to an amount equal to each Partner’s share of the Partnership’s Simulated Basis in such property at the time of such sale.

(iii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) and any election by an individual Partner under Section 59(e)(4) of the Internal Revenue Code to amortize such Partner’s share of intangible drilling and development costs shall not affect the capital accounts of the Partners (unless otherwise required by applicable Treasury Regulations), and the Partners’ capital accounts shall be debited or credited pursuant to the terms of this Section 8.1 as if no such election had been made.

(iv) Capital accounts shall be adjusted, in a manner consistent with this Section 8.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

(v) In the case of property carried on the books of the Partnership at an amount which differs from its adjusted basis, the Partners’ capital accounts shall be debited or credited for items of depreciation, cost recovery, Simulated Depletion, amortization and gain or loss (including Simulated Gain or Simulated Loss) with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to such book value, in lieu of the capital account adjustments provided above for such items, all in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(g).

(vi) It is the intention of the Partners that the capital accounts of each Partner be kept in the manner required under Treasury Regulation §1.704-1(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such regulation, the General Partner is hereby authorized to make such adjustment after notice to the Limited Partner.

Section 8.2. Reports. The General Partner shall deliver to the Limited Partner the following financial statements, data files, and reports at the times indicated below:

(a) Daily, via email, when the Partnership has any direct drilling operations in progress, a drilling report detailing the progress as reported by the subject drilling superintendent.

(b) Monthly, within 30 days after the end of the month for which such report is given, (i) a general description of the Properties and any additional Leases acquired pursuant to the terms hereof, except succeeding reports need contain only material changes (if any) regarding the Properties and such Leases and (ii) a description of each sale, farmout or other transfer or disposition by the Partnership of any Lease occurring during such month, including the reasons therefor, parties thereto and terms thereof; provided, that if there is no activity to report with respect to a given month, the report may state that. This report shall be uploaded into an online reporting system of the Limited Partner’s choice.

(c) Monthly, within 30 days after the end of each month in which joint interest billings are processed and revenue disbursements are made or capital is received or distributed by the General Partner, a schedule prepared on a cash basis for such month indicating capital contributions and distributions for both the General Partner and Limited Partner. This schedule shall be entered into an online reporting system of the Limited Partner’s choice or, alternatively, at the discretion of the Limited Partner, provided in writing.

(d) Monthly, within 30 days after the end of each month in which joint interest billings are processed and revenue disbursements are made, a data file prepared on a production month accrual basis with respect to the following month and for all months of the Partnership’s term prior to the following month, not to exceed twelve months, substantially in the form of Exhibit 8.2(d) in all material respects, including all lease operating expense categories tracked by the Partnership, and by individual well wherever possible. This data file shall be uploaded to the online reporting system selected by the Limited Partner. To the extent that required information is not included in the uploaded data file, the information may be manually entered into the online reporting system. This reporting requirement will not be considered complete until the General Partner has uploaded or inputted all the required categories from Exhibit 8.2(d), including all lease operating expense categories tracked by the Partnership, and reviewed the uploaded data on the online reporting system and certified that to the best of its knowledge, it is correct. At the discretion of the Limited Partner, a summary of this report may be provided in writing to the Limited Partner, rather than in a data file.

(e) Quarterly within 45 days after the end of each fiscal quarter of the Partnership, including the fourth fiscal quarter, and annually within 90 days after the end of each fiscal year of the Partnership, (i) financial statements as of the end of and for such period, including a balance sheet and statements of income (subject to estimated, not actual depletion for quarterly reporting purposes), Partners’ equity, cash flows, prepared in accordance with generally accepted accounting principles, and, with respect to the annual financial statements, accompanied by a report of the Partnership’s independent certified public accountants stating that (A) their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present the Partnership’s financial position, results of operations and cash flow in accordance with generally accepted accounting principles consistently applied, and (B) in the normal course of making the examination and reporting on the financial statements described above, nothing came to their attention which caused them to believe that the revenues and costs and expenses allocated to the Partners hereunder were not allocated in accordance with the specific allocation provisions of this Agreement, (ii) a schedule reflecting for such period the total costs of the Partnership and the costs charged to the General Partner and the costs charged to the Limited Partner, the total revenues of the Partnership and the revenues credited to the account of the General Partner and to the account of the Limited Partner, and a reconciliation of such expenses and revenues to the provisions of Article IV and Sections 3.3 and 3.6, and, with respect to the annual financial statements, with such reconciliation to be detailed by well, Lease, or unit, as appropriate and to include the original requested amount and the actual amount received or spent, (iii) a summary itemization by type and/or classification of the total fees, compensation and reimbursement paid by the Partnership (or indirectly on behalf of the Partnership) to the General Partner and its Affiliates, which summaries, with respect to the annual financial statements, shall be accompanied by a report of the Partnership’s independent certified public accountants stating that in preparing such summaries nothing came to their attention which caused them to believe that any transaction between the General Partner or an Affiliate thereof and the Partnership did not comply with Section 6.2(n) or Section 6.6, or if they did so conclude, a statement specifying such noncompliance, (iv) a schedule reflecting the capital account balances of each Partner prepared pursuant to the provisions of Section 8.1(b), (v) a schedule reflecting the unit of production that was used by the Partnership to calculate depletion amounts set forth in the quarterly or annual financial statement, as applicable, (vi) accompanying the annual financial statement, a schedule setting forth the current book value of each Property of the Partnership, with such amount further listed by well, Lease, or unit, as appropriate, (vii) a summary of the information previously submitted to the Partnership by the General Partner pursuant to Section 8.2(d), and (viii) a report detailing the status of Cumulative Payout, including detail regarding all Capital Contributions made by both the General Partner and the Limited Partner since the formation of the Partnership and all distributions made by the Partnership since its formation. The independent certified public accountants for the Partnership shall be a nationally recognized firm of independent certified public accountants as shall be designated by the General Partner and approved by the Limited Partner.

(f) Annually within 90 days after the end of each fiscal year of the Partnership, beginning with the fiscal year ending December 31, 2008, a report containing (i) an estimation of the oil and gas reserves, classified by appropriate categories, as of the end of the preceding fiscal year attributable to the interest of the Partnership and of the Limited Partner therein, (ii) a projection of the rate of production of and net income from such reserves with respect to each such interest, (iii) a calculation of the present worth of such net income discounted at a rate or rates designated from time to time by the Limited Partner, (iv) a reconciliation of these reserves (to include production, revisions and additions) to the prior fiscal year and to the preliminary engineering evaluations), and (v) a schedule or complete description of all assumptions, estimates and projections made or used in the preparation of such report, including estimated future product prices, capital expenditures, operating expenses and taxes. Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, and shall be based on such assumptions as to costs, product prices and similar factors as (x) prescribed by Rule 4-10 of Regulation S-X promulgated by the Securities and Exchange Commission and (y) the Limited Partner shall designate from time to time and shall be prepared by an independent petroleum engineer designated by the General Partner and approved by the Limited Partner. This report will be used as the forecast for the following year for the Partnership. The General Partner shall cooperate and provide reasonable assistance to the Limited Partner in providing additional detail to this forecast when requested.

(g) Annually within 90 days after the end of each fiscal year of the General Partner, unaudited financial statements of the General Partner similar to those required for the Partnership in Section 8.2(e)(i).

(h) Quarterly, within 45 days after the end of each fiscal quarter of the Partnership, including the fourth fiscal quarter, a description and the status of any environmental remediation activities then being conducted by the Partnership.

(i) Annually, within 120 days after the end of each fiscal year of the Partnership, a statement from the General Partner (x) to the effect that, to the best of its knowledge, the Partnership is in compliance in all material respects with all applicable Environmental Laws and regulations (provided, that if the General Partner is unable to make such statement on an unqualified basis, the General Partner shall generally describe any qualifications or exceptions to such statement), and (y) setting forth the results of any audits conducted pursuant to Section 5.9.

(j) Such other reports and financial statements as the General Partner shall determine or as the Limited Partner shall reasonably request from time to time, including all filings, if any, with the Securities and Exchange Commission or public announcements of the General Partner.

The cost of such reporting paid to third parties (except pursuant to Section 8.2(g)) shall be paid by the Partnership as a Partnership expense. The Partnership’s allocated cost of maintaining the online reporting system shall be paid by the Partnership as a Partnership expense.

In connection with the foregoing, the Partners agree that: (i) the Partnership shall adopt SFAS 133, Accounting for Derivative Instruments and Hedging Activities (in this paragraph, the “Statement”), (ii) the Partnership will comply with the terms and provisions of the Statement, including maintaining all required documentation to ensure cash flow hedge accounting treatment at inception of derivative instruments and measuring the value, effectiveness, and correlation testing of the Partnership’s derivative instruments on at least a quarterly basis, (iii) the General Partner will provide the Limited Partner with cash flow hedge documentation in accordance with the Statement and similar to the documentation attached hereto as Exhibit 8.2(j)(iii) that has been deemed by the Partnership’s auditor as in compliance with the Statement, (iv) with respect to the annual audited financial statements required pursuant to Section 8.2(e), the General Partner shall provide a draft of such information to the Limited Partner prior to finalizing for the Limited Partner’s review and comment, and (v) they will cooperate in good faith to determine the form and nature of all reports requested by the Limited Partner to verify compliance with the Statement. The Partnership will ensure proper hedge documentation is in place contemporaneously with the execution of the derivative instruments, with a copy supplied to the Limited Partner within 30 days after such execution.

Section 8.3. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in the name of the Partnership in one or more banks which each have capital, surplus and undivided profits of at least $200,000,000, which accounts shall be used for the payment of expenditures incurred by the Partnership in connection with the business of the Partnership and in which shall be deposited any and all receipts of the Partnership. All amounts shall be and remain the property of the Partnership and shall be received, held and disbursed by the General Partner for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds. It is acknowledged and agreed, however, that the General Partner or an Affiliate thereof, acting in its capacity as the operator of a Partnership Lease or Leases, will maintain an operating account into which the proceeds from third party purchasers of production attributable to such Lease(s) will be deposited, and that such arrangement will not be deemed violative of this Section 8.3.

Section 8.4. Information Relating to the Partnership. Upon request, the General Partner shall supply to the Limited Partner any information requested regarding the Partnership or its activities. During ordinary business hours, the Limited Partner and its authorized agents and representatives shall have reasonable access to all books, records and materials in the Partnership’s offices regarding the Partnership or its activities and, at the sole risk of the Limited Partner, to the drill site of each Partnership well.

Section 8.5. Certain Notices. Without limiting its obligations hereunder, the General Partner shall promptly notify the Limited Partner in writing:

(a) of the occurrence of any material adverse change in the Partnership’s operations or properties;

(b) of the occurrence of any material adverse change in the General Partner’s financial condition taken on a consolidated basis;

(c) of any material default by the General Partner in the performance of any of its obligations hereunder;

(d) of any inspection by governmental authorities, notice of violations issued by any such entities, pending administrative or judicial proceeding, claim or any violation identified by the General Partner, to the extent any such inspection, notice, proceeding, claim or violation relate to compliance by the Partnership with Environmental Laws and could reasonably be expected to result in a fine, penalty, loss or damage to the Partnership of $25,000 or more;

(e) of any offer or inquiry, whether oral or written, received by the General Partner from a party who desires to purchase the Partnership, its properties, or any portion thereof;

(f) in the event the General Partner changes the location of its principal office or principal place of business; and

(g) in the event the Limited Partner becomes entitled to remove the General Partner pursuant to Section 9.4, immediately after the General Partner becomes aware of such event.

ARTICLE IX

ASSIGNMENTS OF INTERESTS AND SUBSTITUTIONS

Section 9.1. Assignments by Limited Partner.

(a) The interest of the Limited Partner in the Partnership shall be assignable in whole or in part, subject to the following: (i) no such assignment shall be made if such assignment would result in the violation of any applicable federal or state securities laws and (ii) the

Partnership shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the General Partner for recordation on the books of the Partnership.

(b) Unless an assignee becomes a substituted Limited Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to the Limited Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned, and the Limited Partner shall continue to be responsible for its obligations hereunder.

(c) An assignee of the interest of the Limited Partner, or any portion thereof, shall become a substituted Limited Partner entitled to all of the rights of the Limited Partner if, and only if (i) the assignor gives the assignee such right, (ii) the General Partner consents to such substitution (which consent shall not be unreasonably withheld), and (iii) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Upon the satisfaction of such requirements, the General Partner shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the General Partner) admit any such assignee as a substituted Limited Partner of the Partnership and reflect such admission and the date thereof in the records of the Partnership.

(d) The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the General Partner.

Section 9.2. Assignment by General Partner. The interest of the General Partner in the Partnership shall not be assigned, mortgaged, pledged, subjected to a security interest or otherwise encumbered, in whole or in part, without the prior written consent of the Limited Partner in its sole and absolute discretion.

Section 9.3. Merger or Consolidation. Notwithstanding the provisions of Section 9.1 or Section 9.2, the merger or consolidation by a Partner with another entity shall not be considered an assignment of an interest in the Partnership, and upon the merger or consolidation of such Partner, the resulting entity shall continue as a Partner.

Section 9.4. Removal of General Partner.

(a) Subject to the provisions hereof, the Limited Partner may remove the General Partner with cause and select a new General Partner to operate and carry on the business and affairs of the Partnership. As used in this Section 9.4 and in Section 9.5, “with cause” means the occurrence of any of the following: (i) the commission by the General Partner of fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder; (ii) a default by the General Partner in the performance or observation of any material agreement, covenant, term, condition or obligation hereunder; (iii) a representation or warranty made by the

General Partner herein or by the General Partner or any of its officers or Affiliates in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; (iv) the occurrence of any of the events described in Section 153.155(a)(4) or Section 153.155(a)(5) of the TLPL (except that with respect to Section 153.155(a)(5), the operative number of days shall be 60 instead of the numbers set forth in such Section); and (v) (A) the dissolution, bankruptcy, insolvency, or other similar event, of the General Partner or Parent; (B) the occurrence of a Change in Control; (C) the death, insanity, legal disability, bankruptcy or insolvency of any Key Person; or (D) the resignation, retirement or removal of any Key Person as an executive officer (or comparable title or position) of General Partner or the determination by the Limited Partner that Key Person is not otherwise actively involved in the day-to-day management of the business and operations of the General Partner and the Partnership; provided, that with respect to subclause (C) or (D), within 60 days after such event, the General Partner has not appointed a person acceptable to the Limited Partner to replace such Key Person.

(b) In the event the Limited Partner elects to remove the General Partner in accordance with the provisions of Section 9.4(a) hereinabove, any successor General Partner will be named in, and its appointment as such will be effective as of a date specified in, a notice to the General Partner from the Limited Partner exercising its right to remove the General Partner and select the successor General Partner in accordance with the requirements hereof. The removal of the General Partner shall be effective when the following conditions have been satisfied: (i) a successor General Partner shall have been selected and shall have agreed in writing to accept the responsibilities of a General Partner; and (ii) this Agreement and the Certificate of Formation of the Partnership shall have been duly amended to name the new General Partner hereunder and under the laws of the State of Texas. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, upon the proper exercise of the rights under this Article IX, the Partners hereby unanimously consent to the admission of such successor General Partner and hereby appoint such successor General Partner as the agent and attorney in fact for each Partner (including the retiring General Partner) for the purpose of signing, swearing to and filing an amendment to the certificate of formation of the Partnership and all other necessary or appropriate documents in connection with the substitution of such successor General Partner.

(c) The provisions of this Section 9.4 shall not be the sole remedy of the Limited Partner in the event the General Partner is removed with cause, and in such event the Partnership and/or the Limited Partner shall have all other rights and remedies as shall be available to them pursuant to this Agreement, at law or in equity to redress any wrong or damage arising from the event or circumstances giving rise to the General Partner’s removal with cause.

Section 9.5. Right of General Partner Upon Removal. In the event the General Partner is removed in accordance with Section 9.4, the incoming General Partner or its designee shall be required to purchase from the removed General Partner all of the general partner interest of the removed General Partner in the Partnership at a price equal to the appraised value thereof. Such appraised value shall be determined by a qualified independent appraiser who is mutually agreed upon by both the removed General Partner and the incoming General Partner within 30 days after the selection of the incoming General Partner. If the removed General Partner and the incoming General Partner cannot mutually agree upon a single independent appraiser within such period, they shall each select their own independent appraiser and those two appraisers shall select a third independent appraiser. The cost of such appraisal shall be borne by the removed General Partner.

Section 9.6. Right of First Offer.

(a) If the Limited Partner proposes to make any sale or other disposition of all or any portion of its interest in the Partnership (other than a sale or other disposition to a person controlling, controlled by or under common control with the Limited Partner and whether or not the Limited Partner has received an offer for such interest), the Limited Partner shall so inform the General Partner by notice in writing (in this Section 9.6, the “Transfer Notice”) describing the interest (or portion thereof) that is the subject of such proposed disposition (in this Section 9.6, the “Offered Interest”) and requesting that the General Partner submit an offer to purchase the Offered Interest. The General Partner shall thereupon have 30 days after receipt of the Transfer Notice to submit an offer in writing to the Limited Partner to purchase the Offered Interest, which offer shall be in reasonable detail. Failure of the General Partner to submit an offer in writing to the Limited Partner to purchase the Offered Interest within such 30-day period shall be deemed an election by the General Partner not to submit an offer. If the General Partner submits an offer in writing to purchase the Offered Interest in accordance with this Section, the Limited Partner shall have the option to accept such offer, to decline the offer and retain the Offered Interest, or to sell the Offered Interest to a third party, provided that (i) any sale to a third party is consummated within 120 days after the expiration of the above 30-day period and is on terms and conditions no less favorable to the Limited Partner than those contained in the offer submitted by the General Partner and (ii) the terms of Section 9.1 are complied with. If the General Partner elects not to, or fails to, deliver any such offer in writing to the Limited Partner within such 30-day period, the Limited Partner shall have the option to sell the Offered Interest to a third party on such terms and conditions as agreed upon between them, provided that any such sale is consummated within 120 days after the expiration of the above 30-day period and the terms of Section 9.1 are complied with.

(b) If the Limited Partner elects to accept an offer of the General Partner to purchase the Offered Interest as provided in subsection (a) above, the closing of the purchase and sale of an Offered Interest shall take place on the 45th day following the date of delivery to the General Partner of the Limited Partner’s election to accept such offer (or if such day is a Saturday, Sunday, or legal holiday in the State of Connecticut, the first day thereafter that is not a Saturday, Sunday, or legal holiday) at 10:00 a.m., local time, in the offices of the Limited Partner set forth on the Limited Partner’s signature page of this Agreement, or on such other date and at such other time and place as may be agreed to by both Partners. At the closing, the Limited Partner shall take all action necessary to convey the Offered Interest to the General Partner, free of all liens and encumbrances, against receipt of the purchase price therefor.

ARTICLE X

WINDING-UP, LIQUIDATION AND TERMINATION

Section 10.1. Winding-Up. The Partnership shall be wound-up upon the occurrence of any of the following:

(a) The occurrence of May 20, 2028.

(b) The consent in writing of the General Partner and the Limited Partner.

(c) The election of the Limited Partner by written notice to the General Partner if at the time such notice is given (i) the General Partner has committed fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder, (ii) the General Partner has defaulted in the performance or observation of any material agreement, covenant, term, condition or obligation hereunder, or (iii) a representation or warranty made by the General Partner herein or by the General Partner or any of its officers or Affiliates in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made.

(d) The sale or other disposition of all or substantially all of the assets of the Partnership.

(e) The occurrence of an event of withdrawal from the Partnership by the General Partner as provided for in Section 153.155(a) of the TLPL.

(f) The election of the Limited Partner by written notice to the General Partner if at the time such notice is given (i) the General Partner has breached Section 9.2 or (ii) the General Partner has merged or consolidated with another entity without the prior written consent of the Limited Partner.

(g) The election of the Limited Partner by written notice to the General Partner at any time after the third anniversary of the Delivery Date.

(h) The failure of the Partnership to consummate the acquisition of the Properties.

(i) The election of the Limited Partner by written notice to the General Partner upon (i) the dissolution, bankruptcy, insolvency, or other similar event, of the General Partner or Parent; (ii) the occurrence of a Change in Control; (iii) the death, insanity, legal disability, bankruptcy or insolvency of any Key Person; or (iv) the resignation, retirement or removal of any Key Person as an executive officer (or comparable title or position) of the General Partner or the determination by the Limited Partner that Key Person is not otherwise actively involved in the day-to-day management of the business and operations of the General Partner and the Partnership; provided, that with respect to subclause (iii) or (iv), within 60 days after such event, the General Partner has not appointed a person acceptable to the Limited Partner to replace such Key Person.

(j) The occurrence of any other event which under the TLPL causes the winding-up of a limited partnership.

Section 10.2. Withdrawal by General Partner and Reconstitution.

(a) Except as specifically permitted in Section 9.2, the General Partner covenants and agrees not to (i) withdraw voluntarily from the Partnership, either directly, by dissolution, by transfer of its Partnership interest or by any other voluntary act (including any event of withdrawal from the Partnership by the General Partner as provided in Section 153.155(a) of the TLPL), or (ii) allow seizure, attachment, garnishment, foreclosure or other taking of its Partnership interest. If the General Partner breaches any provision of this Section 10.2 or

Section 9.2, if an event described in Section 10.1(e) occurs, or if an election is made by the Limited Partner to wind-up the Partnership pursuant to Section 10.1(f) or Section 10.1(i) (other than in the instance in which the Limited Partner’s right under Section 10.1(i) arises due to the death, insanity, legal disability, bankruptcy or insolvency of a Key Person), all interests and amounts which the General Partner would otherwise receive under Section 10.3 shall be reduced by the following applicable percentages of such interest and amount: 90% if the withdrawal, breach, event or election occurs during the Phase I Period; and 20% if the withdrawal, breach, event or election occurs during the Phase II Period. The distribution to the Limited Partner of assets which would otherwise be distributable to the General Partner but for this Section 10.2 shall constitute liquidated damages to the Limited Partner for a violation by the General Partner of the covenant and agreement contained in the first sentence of this Section 10.2, the parties having agreed that the amount of actual damages would be difficult or impossible to calculate.

(b) Notwithstanding the foregoing Section 10.2(a) or any other provision of this Agreement, (i) the Partnership may be reconstituted and its business continued without being wound up if the Limited Partner so elects within 90 days after the event causing winding up of the Partnership, and (ii) the provisions of Section 153.155 through Section 153.162 of the TLPL shall be applicable to the Partnership except that the right to recover damages from the withdrawing General Partner pursuant to Section 153.162 of the TLPL shall be governed by Section 10.2(a) of this Agreement.

Section 10.3. Liquidation and Termination. Upon winding-up of the Partnership (unless it is reconstituted and its business continued as provided for in Section 10.2(b)), the General Partner shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein; provided, however, that if winding-up is caused by any of the events specified in Section 10.1(c), (e), (f), (g), or (i), the liquidator shall be a person selected in writing by the Limited Partner. The steps to be accomplished by the liquidator are as follows:

(a) The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner, and, as soon as reasonably possible, unless directed otherwise by the Limited Partner, shall take all steps reasonably necessary to market and sell the Partnership or its assets to a bona fide third-party purchaser on the best terms and conditions available to the Partnership and approved by the Limited Partner. If the liquidator is someone appointed by the Limited Partner in accordance with the terms hereof, the General Partner shall act in good faith and cooperate in all respects with the liquidator in connection with the liquidation and winding up of the Partnership, including the process of marketing and selling the Partnership’s assets to a third party or parties.

(b) As promptly as possible, and, in any event, within 45 days after winding-up and again after final liquidation (unless, in either instance, waived by the Limited Partner), the liquidator shall cause a proper accounting to be made by the Partnership’s independent accountants of the Partnership’s assets, liabilities and operations through the last day of the month in which the winding-up occurs or the final liquidation is completed, as appropriate.

(c) The liquidator shall pay all of the debts and liabilities of the Partnership or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine and as the Limited Partner shall approve).

(d) If the Limited Partner elects to have the liquidating distributions of the Partnership made in kind, after making payment or provision for all debts and liabilities of the Partnership, the Partners’ capital accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the Limited Partner within 30 days after receipt by the Limited Partner of notice that the liquidator has paid or made provision for all debts and liabilities of the Partnership or as of the date of termination of the Partnership, (ii) assuming the distribution of such cash at such time in the percentages required under Section 4.2 and Section 4.4, taking into account whether Cumulative Payout has occurred or would occur as a result of such distribution, and (iii) debiting or crediting each Partner’s capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as each such capital account would be debited or credited for gains or losses on actual sales of such assets. In the event that the Limited Partner fails to notify the General Partner of its selection of an appraiser pursuant to the preceding sentence within the time period specified therein, the General Partner shall be entitled to select such appraiser. The liquidator shall then by payment of property (valued as of the date of termination of the Partnership at its fair market value by the appraiser selected in the manner provided above) distribute to the Partners such amounts as are required to pay the positive balances of their respective capital accounts. In making distributions of property in satisfaction of such capital account balances, the liquidator shall distribute, to the extent possible, undivided interests in each Lease in the same percentages as the Partners share revenues from such Lease. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 10.3 and Section 10.2 if that Section is applicable. Any distributions to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs, or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation §1.704-1(b)(2)(ii)(g) as in effect at such time.

(e) If the Limited Partner does not elect to have the liquidating distributions of the Partnership made in kind, after making payment or provision for all debts and liabilities of the Partnership, the Partners’ capital accounts shall then be adjusted by debiting or crediting each Partner’s capital account with its respective share of the gains or losses resulting from the actual sale of Partnership assets in connection with the liquidation under Section 10.3(a) and, for purposes of determining the applicable GP Sharing Percentage and LP Sharing Percentages, assuming the distribution of all cash available after the sale of the assets of the Partnership in the percentage required under Section 4.2 and Section 4.4 taking into account whether Cumulative Payout has occurred or would occur as a result of such distribution. The liquidator shall then, by payment of cash, distribute to the Partners such amounts as are required to pay the positive balances of their respective capital accounts. Any distributions to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs, or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulation §1.704-1(b)(2)(ii)(g) as in effect at such time.

(f) The provisions of subsection (d) and subsection (e) of this Section 10.3 shall be subject to the effect of Section 10.2 if that Section is applicable.

(g) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the TLPL and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

(h) The distribution of cash to the Limited Partners in accordance with the provisions of this Section 10.3 shall constitute a complete return to the Limited Partner of its Capital Contributions and a complete distribution to the Limited Partner of its interests in the Partnership and all Partnership property.

(i) No Partner with a negative balance in its capital account shall be liable to the Partnership or any other Partner for the amount of such negative balance upon winding-up and liquidation.

Section 10.4. Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the liquidator (or the Partners if necessary) shall cause the cancellation of the Certificate of Formation of the Partnership and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1. Representations and Warranties of General Partner. The General Partner represents, warrants and covenants to the Limited Partner as follows:

(a) The General Partner is a limited liability company duly organized and validly existing under the laws of the State of Texas. Parent is a limited partnership duly organized and validly existing under the laws of the State of Texas.

(b) The General Partner is duly qualified or will qualify to transact business in every jurisdiction where the character of the properties owned or held by the Partnership or where the nature of the business transacted by the Partnership makes qualification by it necessary or appropriate in order for the Partnership to conduct its business.

(c) The General Partner has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including, without limitation, the power and authority to act as General Partner of the Partnership).

(d) The execution, delivery and performance by the General Partner of this Agreement has been duly and validly authorized by all requisite action of the General Partner, and no other such action is required to be taken to authorize such execution, delivery and performance.

(e) The execution, delivery and performance by the General Partner of this Agreement is within its powers and will not (i) be in contravention of or violate any provisions of its charter or other governing documents, as amended to the date hereof, or (ii) be in contravention of or result in any breach or constitute a default under any applicable law, rule, regulation, judgment, license, permit or order or any material loan, note or other agreement or instrument to which the General Partner is a party or by which it or any of its properties are bound.

(f) When delivered to the Limited Partner, this Agreement will have been duly and validly executed and will be binding upon the General Partner and enforceable in accordance with the terms hereof.

(g) Neither the General Partner, nor any of its beneficial owners appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in the Annex to United States Executive Order 132224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The General Partner further represents that the monies used to fund the investment in the Partnership are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons (i) within any country under a U.S. embargo enforced by the Office of Foreign Assets Control, (ii) that have been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that have been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(h) The General Partner does not know or have any reason to suspect that (i) the monies used to fund its investment in the Partnership have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities and activities in violation of Part 12 of the Anti-Terrorism, Crime and Security Act of 2001 or the Foreign Corrupt Practices Act of 1977, and (ii) the proceeds from the General Partner’s investment in the Partnership will be used to finance any illegal or illegitimate activities. The General Partner (A) has conducted thorough due diligence with respect to all of its beneficial owners, (B) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds, and (C) will retain evidence of any such identities, any such source of funds and any such due diligence.

(i) The General Partner is eligible to acquire and hold federal oil and gas leases indirectly through the Partnership.

(j) Except for a change of law over which the General Partner has no control (and the General Partner shall immediately notify the Limited Partner when the General Partner learns of such occurrence), the foregoing representations, warranties and covenants shall remain true and accurate in all material respects during the term of the Partnership, and the General Partner will neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate in any material respect.

(k) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by the General Partner of this Agreement.

(l) Neither the General Partner nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any person on account of this Agreement or the transactions provided for herein; and the General Partner shall indemnify and hold harmless the Partnership and the Limited Partner from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by the General Partner in connection with the Partnership or this Agreement.

(m) None of the financial statements or other written documents or information delivered herewith or heretofore by or on behalf of the General Partner to the Limited Partner in connection with the General Partner, this Agreement, the Properties and the operations to be conducted hereunder contains any untrue statement of a material fact or omits to state any material fact (other than facts which the Limited Partner recognizes to be industry risks normally associated with the oil and gas business) necessary to keep the statements contained herein or therein from being misleading. There is no fact peculiar to the General Partner or the Properties (other than facts which the Limited Partner recognizes to be industry risks normally associated with the oil and gas business) which materially adversely affects or in the future may (so far as the General Partner can now reasonably foresee) materially adversely affect (i) the business, property or assets, or financial condition of the General Partner or (ii) the Properties, and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Limited Partner by or on behalf of the General Partner prior to the date hereof in connection with the transactions contemplated hereby.

(n) To the best knowledge of the General Partner, the General Partner and its Affiliates and persons acting on their behalf have not taken any action, or failed to take any action, which has caused the organization of the Partnership and the issuance of the interests in the Partnership to be required to be registered under the Securities Act of 1933, as amended, or any applicable state blue sky laws.

(o) There is no pending or, to the best of the General Partner’s knowledge, threatened judicial, administrative or arbitral action, suit or proceeding against or investigation of the General Partner which is not fully insured against (except standard deductible amounts) and which might materially and adversely affect the financial condition of the General Partner or its ability to perform its obligations under this Agreement.

(p) During the preceding 12-month period, the General Partner and its Affiliates and persons acting on their behalf have not sold (except to a limited number of persons who have represented themselves to be accredited investors, as defined in Rule 501 promulgated by the Securities and Exchange Commission) any interest in the Partnership or similar interests; with respect to any sales of interests similar to the Partnership by the General Partner and its Affiliates and persons acting on their behalf within six months after the date of this Agreement, the General Partner shall do nothing which would require the registration of these interests under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as well as applicable state securities laws.

(q) The General Partner acknowledges that the Partnership will not register as an “investment company” under the Investment Company Act. Accordingly, the General Partner represents that (i) it is a “qualified purchaser” or (ii) if not a “qualified purchaser,” and if not an individual, that the number of shareholders, partners or members of the General Partner has been provided in writing to the Partnership.

(r) The General Partner has delivered to the Limited Partner a true, accurate and complete copy of the Purchase Agreement, the Assignment Agreement, and all amendments thereto. As soon as practicable after the closing of the transactions contemplated under the Purchase Agreement and the Assignment Agreement, the General Partner will deliver to the Limited Partner a copy of all of the documents and other instruments executed and delivered in connection therewith.

(s) Parent owns 100% of the beneficial interest of the General Partner.

Section 11.2. Representations and Warranties of Limited Partner. The Limited Partner represents, warrants and covenants to the General Partner as follows:

(a) The Limited Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Limited Partner has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance by the Limited Partner of this Agreement are within its powers and do not and will not (i) contravene or violate any provisions of its governing documents, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of its properties are bound.

(d) When delivered to the General Partner, this Agreement will be duly and validly executed by the Limited Partner and will be binding upon it in accordance with the terms hereof.

(e) Neither the Limited Partner nor any person acting on its behalf has employed or retained any broker, agent or finder in connection with the transactions provided for herein, or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any person on account of the transactions provided for herein; and the Limited Partner shall indemnify and hold harmless the Partnership and the General Partner from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by the Limited Partner in connection with the Partnership or this Agreement.

(f) It is acquiring its interest in the Partnership as an investment and not with a view to the resale or other distribution to the public; provided, however, that the disposition of its interest shall at all times be and remain within its control.

(g) On the date hereof, it is a wholly-owned subsidiary of General Electric Capital Corporation.

(h) Neither the Limited Partner, nor any of its beneficial owners appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in the Annex to United States Executive

Order 132224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Limited Partner further represents that the monies used to fund the investment in the Partnership are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons (i) within any country under a U.S. embargo enforced by the Office of Foreign Assets Control, (ii) that have been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that have been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(i) The Limited Partner does not know or have any reason to suspect that (i) the monies used to fund its investment in the Partnership have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities and activities in violation of Part 12 of the Anti-Terrorism, Crime and Security Act of 2001 or the Foreign Corrupt Practices Act of 1977, and (ii) the proceeds from the Limited Partner’s investment in the Partnership will be used to finance any illegal or illegitimate activities. The Limited Partner (A) has conducted thorough due diligence with respect to all of its beneficial owners, (B) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds, and (C) will retain evidence of any such identities, any such source of funds and any such due diligence.

(j) The Limited Partner is eligible to acquire and hold federal oil and gas leases indirectly through the Partnership.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) first class mail postage prepaid, or (d) facsimile or email (provided that such facsimile or email is confirmed by proof of delivery). Each Partner’s address for notices and other communications hereunder shall be that set forth opposite such Partner’s signature hereto; provided, however, that when in this Agreement it is provided that a time period shall commence when a notice is received, such time period shall commence upon actual receipt by the addressee regardless of when the notice is given or made. The Limited Partner may change its address by giving notice in writing to the General Partner of its new address, and the General Partner may change its address by giving notice in writing to the Limited Partner of its new address.

Section 12.2. Amendments. This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by both Partners.

Section 12.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

Section 12.4. Entire Agreement. This Agreement and the other documents contemplated hereunder constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 12.5. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 12.6. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

Section 12.7. Successors and Assigns. Subject to Article IX, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.8. Exhibits. Exhibits 2.1—Payout Discount Factor Table, 3.2(e)(iii), 5.6, 6.8, 8.2(d) and 8.2(j)(iii) to this Agreement are attached hereto. Each Exhibit is incorporated herein by reference and made a part hereof for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

Section 12.9. Survival of Representations and Warranties. All representations, warranties and covenants made by the General Partner or the Limited Partner in this Agreement or any other document contemplated thereby or hereby shall be considered to have been relied upon by the other party hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.

Section 12.10. No Third Party Benefit. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.11. Public Announcements. Except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, neither the General Partner nor the Limited Partner shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld. Any such press release or public statement required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange shall only be made after reasonable notice to the other party.

Section 12.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

Section 12.13. Confidentiality. Except as required by law, each party to this Agreement agrees that it shall keep confidential and shall not disclose or divulge any confidential, proprietary, or secret information which such party may obtain relating to the Partnership, the Properties, or any party hereto pursuant to this Agreement, unless such information (a) is known, or until such information becomes known, to the public, (b) was in such party’s possession before receipt from the Partnership or the other party, (c) is rightfully received by such party from a third party who, to such party’s knowledge, is not under a duty of confidentiality to the Partnership or the other party, (d) is disclosed by the Partnership or the other party or either of their representatives to a third party without a duty of confidentiality to the Partnership or the other party imposed on such third party, or (e) is independently developed by such party or its representatives; provided, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with this Agreement and the transactions contemplated by this Agreement, (ii) to any prospective purchaser of any interest in the Partnership as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 12.13, (iii) as required by law, rule (including any stock exchange rule), regulation, or legal process (provided, however, that to the extent practicable, such party shall give prompt written notice of any such request for such information to the Partnership and the other party, and agrees to cooperate with the Partnership and the other party, at the Partnership’s expense, to the extent permissible and practicable, to challenge the request or limited the scope thereof, as the Partnership may reasonably deem appropriate); or (iv) relating to the U.S. federal and state income tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions and tax analyses) relating to the tax treatment and tax structure, not including information relating to the identity of the Partners, their Affiliates, agents, or advisors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

CATENA OIL & GAS LLC

By:	/s/ Howard E. Ehler
Howard E. Ehler, Vice President-
Chief Financial Officer

ADDRESS FOR NOTICE PURPOSES:

110 Cypress Station Drive, Suite 220 Houston, Texas 77090 Attention: Frank A. Lodzinski Facsimile No.: 281-537-8324 Email: frank@sbenergy.com

SIGNATURE PAGE—Agreement of Limited Partnership

providing for the formation of OKLA Energy Partners LP

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

LIMITED PARTNER:

EFS O&G, LLC

By:	AIRCRAFT SERVICES CORPORATION,
as Manager

By:	/s/ Raymond G. Edgar, Jr.
Raymond G. Edgar, Jr., Vice President

ADDRESS FOR NOTICE PURPOSES:

GE Energy Financial Services 120 Long Ridge Road, 3rd Floor Stamford, Connecticut 06927-1550 Attention: Global Asset Management Operations Facsimile No.: 203-961-2017 Email: ray.edgar@ge.com

SIGNATURE PAGE—Agreement of Limited Partnership

providing for the formation of OKLA Energy Partners LP

EXHIBIT 8.2(j)(iii)

EXAMPLE OF FAS 133 HEDGE DOCUMENTATION

Oil Hedge

Hedge Execution Date

Overview

[●] (“[●]” or the “Company”) is a private limited partnership which owns mineral interests in more than              producing oil and gas wells and              non-producing oil and gas wells and locations in             . EFS O&G, LLC, a wholly owned subsidiary of GE Energy Financial Services, Inc. (“EFS” or “LP”) acquired a             % interest in [●] for $            MM, and is the limited partner of [●]. [●] (“GP”) owns a             % interest in [●], and is the general partner of [●].

[●] uses a series of annual floating-to-fixed rate commodity swaps to hedge the price risk associated with changes in the price of the oil production allocated to EFS. NYMEX Crude Oil West Texas Intermediate (WTI) is the proxy for [●]’s selling price of the oil production allocated to EFS. GECC is guarantor to the swaps.

This program documentation is divided into six sections:

•	Risk Objective and Strategy

•	Nature of the Hedging Relationship (FAS133 Designation)

•	Identification of Hedged Item

•	Identification of Hedging Instrument

•	Measuring Hedge Effectiveness

•	Relief of Other Comprehensive Income Account (OCI)

How This Documentation Will Be Used

Readers of financial statements can reference this document to understand hedge program fundamentals (objectives, approved hedging instruments, effectiveness tests, etc.). Individual hedges will be executed, however this document will serve as FAS 133 hedge documentation for the program and will be filed within the Finance department of the GP contemporaneously at the time of hedge election. Any incremental hedges executed over and above the initial hedges for a given month will be referenced by way of updating the table attached below.

Identification of the hedged item & hedging instrument, effectiveness testing method and OCI relief instructions will be based on the information contained in this document and are specific to the [●] hedge.

Risk Objective and Strategy

Annual volatility in the WTI can exceed 50%, thereby posing significant earnings and cash flow risks. The risk being hedged is the fluctuation in cash flows for forecasted PDP production due to the WTI volatility. An independent engineering consultant forecasted the PDP volumes to be produced by [●] and allocated to EFS at the acquisition date. The objective of [●] in executing the hedge is to mitigate the WTI volatility that could adversely affect forecasted cash flows and earnings related to such production.

TABLE A

Year	Maturity	Monthly Notional	Receive Fixed Price	Pay Floating Price
SWAP
2007	xx/yy/07 – 12/1/07	The first bbls	$ / bbl	NYMEX-WTI
2008	1/1/08 – 12/1/08	The first bbls	$ / bbl	NYMEX-WTI
2009	1/1/09 – 12/1/09	The first bbls	$ / bbl	NYMEX-WTI
2010	1/1/10 – 12/1/10	The first bbls	$ / bbl	NYMEX-WTI
2011	1/1/11 – 12/1/11	The first bbls	$ / bbl	NYMEX-WTI
2012	1/1/12 – 12/1/12	The first bbls	$ / bbl	NYMEX-WTI
2013	1/1/13 – 12/1/13	The first bbls	$ / bbl	NYMEX-WTI

Nature of the Hedging Relationship (FAS 133 Designation)

Cash flow hedge – forecasted purchases of oil

Identification of Hedged Item

Identification of Hedged Item—Price

The hedged item will be the sale of monthly oil production allocated to EFS at [●]’s spot price equal to the notional amount in bbls as outlined in Table A. As previously noted the monthly WTI prices are the primary proxies for pricing [●]’s physical sales of oil in this region. [●]’s physical supply contracts are with third parties and are based on the WTI prices adjusted for basis differentials for quality and transportation. Where contracts are being aggregated for hedging purposes under the program, [●] has performed and documented the results of similarity tests performed on the various contracts being aggregated for hedging purposes under the program to meet the “aggregation of similar risk exposures” criteria under FAS 133.

Identification of Hedged Item—Volume

The sales volumes represent the first sales of oil for the relevant period. Specific monthly volumes under hedge, as outlined in the swap confirmation, were based on 85% of forecasted monthly PDP oil production as per the original engineering report. Past experience has shown that these forecasts are accurate, and therefore, we deem the production amounts included in these forecasts to be highly probable.

Credit Risk Exposure

Exposure limits with financial institutions are approved by name and dollar exposure. Although a change in counterparty creditworthiness would not necessarily indicate that the counterparty would default on its obligations, such a change would warrant further investigation.

Identification of Hedging Instrument

Approved Derivatives

The financial instrument identified below will be used to hedge the cash flow exposure for [●].

•	Over the Counter (OTC) swaps settled against NYMEX: Crude Oil West Texas Intermediate (WTI) settlement price.

Trade Details

The notional amounts by term (volumes hedged), variable floating rate index price, fixed price, and forecasted PDP volumes along with description of hedge settlement will be designated for each hedge by [●]. These terms will also be identified in each individual trade confirmation to be maintained by GECC.

Measuring Hedge Effectiveness

In order to qualify for hedge accounting both at inception of the hedge and on an ongoing basis, prospective and retrospective effectiveness assessment tests (see below) will be performed to prove that the hedging relationship will be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge.

Prospective (Upon Inception) Effectiveness Test

It includes performing (upon hedge inception) a regression analysis of actual monthly weighted average oil price realized by [●] for its oil sales to its customers versus the actual WTI settlement price. Actual monthly weighted average oil price realized by [●] is calculated by adding up the total revenues received by [●] for oil sales to its customers and dividing it by the total monthly quantity of oil sold by [●] to its customers. Upon hedge inception the test will be performed utilizing at least 15 monthly historical data points. Subsequently, it will be performed quarterly (during the last month of the fiscal quarter). In order to qualify for hedge accounting, the regression analysis should reflect the following results:

•	1 >= R-square >= 0.80, Slope is 0.80 – 1.25 and F stat passes at 95% confidence level, is required for prospective Cash Flow Designation.

The results of the tests performed upon inception are maintained by GECC and supplied to the GP for [● ]’s records.

Retrospective (Quarterly) Effectiveness Test

The tests will be performed on a quarterly basis for the purpose of determination of the continuance of Cash Flow Hedge Accounting designation and application or potential de-designation due to test failure. The test will include performing regression analysis detailed above in the Prospective Effectiveness Test.

Actual Ineffectiveness

Hypothetical derivative method (Per DIG Issue G7) will be utilized to measure the portion of the hedge results deemed to be effective and ineffective. A hypothetical forward curve (for each hedging relationship) will initially be created with a strike price calculated based on the actual WTI forward curve at hedge inception.

Accumulated other comprehensive income associated with the hedged transaction shall be adjusted to a balance that reflects the lesser of the following (in absolute amounts):

(1)	The cumulative gain or loss on the derivative from inception of the hedge less the derivative’s gains or losses previously reclassified from accumulated other comprehensive income into earnings.

(2)	The portion of the cumulative gain or loss on the derivative necessary to offset the cumulative change in expected future cash flows on the hedged transaction from inception of the hedge less the derivative’s gains or losses previously reclassified from accumulated other comprehensive income into earnings.

A gain or loss shall be recognized in earnings, as necessary, for any remaining gain or loss on the hedging derivative or to adjust other comprehensive income to the balance specified above. The ineffective portion would be the amount of change in fair value of the hedge that is greater than the change in fair value of the hypothetical derivative on an absolute basis.

Relief of Other Comprehensive Income Account (OCI)

OCI will be released into P&L as and when the hedged oil sales occur and the monthly contract settles. Amounts will be cleared to the Income Statement utilizing a revenue account.

Natural Gas Hedge

Hedge Execution Date

Overview

[●] (“[●]” or the “Company”) is a private limited partnership which owns mineral interests in more than              producing oil and gas wells and              non-producing oil and gas wells and locations in             . EFS O&G, LLC, a wholly owned subsidiary of GE Energy Financial Services, Inc. (“EFS” or “LP”) acquired a             % interest in [●] for $            MM, and is the limited partner of [●]. [●] (“GP”) owns a             % interest in [●], and is the general partner of [●].

[●] uses a series of annual floating-to-fixed rate commodity swaps to hedge the price risk associated with changes in the price of the natural gas production allocated to EFS. The NYMEX Houston Ship Channel Natural Gas Index (NG) is the proxy for [●]’s selling price of the natural gas production allocated to EFS. GECC is guarantor to the swaps.

This program documentation is divided into six sections:

•	Risk Objective and Strategy

•	Nature of the Hedging Relationship (FAS133 Designation)

•	Identification of Hedged Item

•	Identification of Hedging Instrument

•	Measuring Hedge Effectiveness

•	Relief of Other Comprehensive Income Account (OCI)

How This Documentation Will Be Used

Readers of financial statements can reference this document to understand hedge program fundamentals (objectives, approved hedging instruments, effectiveness tests, etc.). Individual hedges will be executed, however this document will serve as FAS 133 hedge documentation for the program and will be filed within the Finance department of the GP contemporaneously at the time of hedge election. Any incremental hedges executed over and above the initial hedges for a given month will be referenced by way of updating the table attached below.

Identification of the hedged item & hedging instrument, effectiveness testing method and OCI relief instructions will be based on the information contained in this document and are specific to the [●] hedge.

Risk Objective and Strategy

Annual volatility in the NG can exceed 50%, thereby posing significant earnings and cash flow risks. The risk being hedged is the fluctuation in cash flows for forecasted PDP production due to the NG volatility. An independent engineering consultant forecasted the PDP volumes to be produced by [●] and allocated to EFS at the acquisition date. The objective of [●] in executing the hedge is to mitigate the NG volatility that could adversely affect forecasted cash flows and earnings related to such production.

TABLE A

Year	Maturity	Monthly Notional	Receive Fixed Price	Pay Floating Price
SWAP
2007	xx/yy/07 – 12/1/07	The first mmbtu	$ / mmbtu	NYMEX
2008	1/1/08 – 12/1/08	The first mmbtu	$ / mmbtu	NYMEX
2009	1/1/09 – 12/1/09	The first mmbtu	$ / mmbtu	NYMEX
2010	1/1/10 – 12/1/10	The first mmbtu	$ / mmbtu	NYMEX
2011	1/1/11 – 12/1/11	The first mmbtu	$ / mmbtu	NYMEX
2012	1/1/12 – 12/1/12	The first mmbtu	$ / mmbtu	NYMEX
2013	1/1/13 – 12/1/13	The first mmbtu	$ / mmbtu	NYMEX

Nature of the Hedging Relationship (FAS 133 Designation)

Cash flow hedge – forecasted purchases of natural gas

Identification of Hedged Item

Identification of Hedged Item—Price

The hedged item will be the sale of monthly natural gas production allocated to EFS at [●]’s spot price equal to the notional amount in mmbtu as outlined in Table A. As previously noted the monthly NG prices are the primary proxies for pricing [●]’s physical sales of natural gas in this region. [●]’s physical supply contracts are with third parties and are based on the NG prices adjusted for basis differentials for quality and transportation. Where contracts are being aggregated for hedging purposes under the program, [●] has performed and documented the results of similarity tests performed on the various contracts being aggregated for hedging purposes under the program to meet the “aggregation of similar risk exposures” criteria under FAS 133.

Identification of Hedged Item—Volume

The sales volumes represent the first sales of natural gas for the relevant period. Specific monthly volumes under hedge, as outlined in the swap confirmation, were based on 85% of forecasted monthly PDP natural gas production as per the original engineering report. Past experience has shown that these forecasts are accurate, and therefore, we deem the production amounts included in these forecasts to be highly probable.

Credit Risk Exposure

Exposure limits with financial institutions are approved by name and dollar exposure. Although a change in counterparty creditworthiness would not necessarily indicate that the counterparty would default on its obligations, such a change would warrant further investigation.

Identification of Hedging Instrument

Approved Derivatives

The financial instrument identified below will be used to hedge the cash flow exposure for [● ].

•	Over the Counter (OTC) swaps settled against NYMEX: Houston Ship Channel Natural Gas (NG) settlement price.

Trade Details

The notional amounts by term (volumes hedged), variable floating rate index price, fixed price, and forecasted PDP volumes along with description of hedge settlement will be designated for each hedge by [●]. These terms will also be identified in each individual trade confirmation to be maintained by GECC.

Measuring Hedge Effectiveness

In order to qualify for hedge accounting both at inception of the hedge and on an ongoing basis, prospective and retrospective effectiveness assessment tests (see below) will be performed to prove that the hedging relationship will be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge.

Prospective (Upon Inception) Effectiveness Test

It includes performing (upon hedge inception) a regression analysis of actual monthly weighted average natural gas price realized by [●] for its natural gas sales to its customers versus the actual NG settlement price. Actual monthly weighted average natural gas price realized by [●] is calculated by adding up the total revenues received by [●] for natural gas sales to its customers and dividing it by the total monthly quantity of natural gas sold by [●] to its customers. Upon hedge inception the test will be performed utilizing at least 15 monthly historical data points. Subsequently, it will be performed quarterly (during the last month of the fiscal quarter). In order to qualify for hedge accounting, the regression analysis should reflect the following results:

•	1 >= R-square >= 0.80, Slope is 0.80 – 1.25 and F stat passes at 95% confidence level, is required for prospective Cash Flow Designation.

The results of the tests performed upon inception are maintained by GECC and supplied to the GP for [● ]’s records.

Retrospective (Quarterly) Effectiveness Test

The tests will be performed on a quarterly basis for the purpose of determination of the continuance of Cash Flow Hedge Accounting designation and application or potential de-designation due to test failure. The test will include performing regression analysis detailed above in the Prospective Effectiveness Test.

Actual Ineffectiveness

Hypothetical derivative method (Per DIG Issue G7) will be utilized to measure the portion of the hedge results deemed to be effective and ineffective. A hypothetical forward curve (for each hedging relationship) will initially be created with a strike price calculated based on the actual NG forward curve at hedge inception.

Accumulated other comprehensive income associated with the hedged transaction shall be adjusted to a balance that reflects the lesser of the following (in absolute amounts):

(1)	The cumulative gain or loss on the derivative from inception of the hedge less the derivative’s gains or losses previously reclassified from accumulated other comprehensive income into earnings.

(2)	The portion of the cumulative gain or loss on the derivative necessary to offset the cumulative change in expected future cash flows on the hedged transaction from inception of the hedge less the derivative’s gains or losses previously reclassified from accumulated other comprehensive income into earnings.

A gain or loss shall be recognized in earnings, as necessary, for any remaining gain or loss on the hedging derivative or to adjust other comprehensive income to the balance specified above. The ineffective portion would be the amount of change in fair value of the hedge that is greater than the change in fair value of the hypothetical derivative on an absolute basis.

Relief of Other Comprehensive Income Account (OCI)

OCI will be released into P&L as and when the hedged natural gas sales occur and the monthly contract settles. Amounts will be cleared to the Income Statement utilizing a revenue account.